                                             Filed by General Motors Corporation
                                    Subject Company - General Motors Corporation
                                              and Hughes Electronics Corporation
                           Pursuant to Rule 425 under the Securities Act of 1933
                                        and Deemed Filed Pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934
                                                  Commission File No.: 001-00143

         The state-specific booklets set forth below were distributed.


                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN ALABAMA


[ECHOSTAR LOGO]                                                   [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 9 MARKETS IN ALABAMA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2      THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Alabama, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Alabama to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

ALABAMA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Alabama.

o About 1.2 million of the 1.7 million TV households in Alabama subscribe to a cable service, which equates to about 69% of all Alabama households.

             [Map of the state of Alabama with portions in color.]



           LEGEND
           [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                   SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

ALABAMA

o In Alabama, only those DBS TV households within the Atlanta and Birmingham et al television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Alabama in which DIRECTV and DISH Network began delivering local channels.


  [Map of the state of Alabama and certain surrounding states with portions in color and with the phrase "423,000 DBS Subscribers" written across it.]



          LEGEND
          [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

ALABAMA

o As shown by this map, Alabama TV households outside the Atlanta and Birmingham et al television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 9 local channel markets in Alabama.

   [Map of the state of Alabama and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]


      LEGEND
      [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6     THE ECHOSTAR/HUGHES MERGER     SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

ALABAMA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 9 markets in Alabama.


  [Map of the state of Alabama and certain surrounding states with portions in color and the phrase "All 9 Markets Served" written across it.]


      LEGEND
      [Colored box.] TV Households With Competitive Alternative After Merger


--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]



[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

ALABAMA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.7 million TV households in Alabama.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Alabama and certain surrounding states with portions in color and the phrase "Local Channels, All 1.7 Million Households" written across it.]

      LEGEND
      [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]




--------------------------------------------------------------------------------
10   THE ECHOSTAR/HUGHES MERGER            SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

ALABAMA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Alabama with portions in color.]


      LEGEND
      [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11   THE ECHOSTAR/HUGHES MERGER        SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

ALABAMA

o The merger will bridge the digital divide in Alabama by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Alabama and the country to a digital "have."


           [Map of the state of Alabama filled entirely with color.]


--------------------------------------------------------------------------------
12   THE ECHOSTAR/HUGHES MERGER        SOURCE: THE BUXTON COMPANY, "BROADBAND
                                               DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

 [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house]

--------------------------------------------------------------------------------
13   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

      LEGEND
      [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14   THE ECHOSTAR/HUGHES MERGER    SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                           ASSESSMENT OF THE STATUS OF
                                           COMPETITION IN THE MARKET FOR THE
                                           DELIVERY OF VIDEO PROGRAMMING,"
                                           JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                           AND DIRECTV, JAN. 31, 2002; "REPORT
                                           ON CABLE INDUSTRY PRICES, " FEDERAL
                                           COMMUNICATIONS COMMISSION, FEB. 14,
                                           2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers-- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Alabama and all Americans.


             [Map of the United States with the phrase "107 Million
                        Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER     FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                   OF THE STATUS OF COMPETITION IN THE MARKET
                                   FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                   JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                   DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                       o Local Channels, All Americans

                       o One Nation, One Rate Card

                       o Eliminates the "Digital Divide"


                   True Competition for 107 Million Households


--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


--------------------------------------------------------------------------------
17    THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN ALASKA



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 3 MARKETS IN ALASKA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2 THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Alaska, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Alaska to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

ALASKA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Alaska.

o About .1 million of the .2 million TV households in Alaska subscribe to a cable service, which equates to about 60% of all Alaska households.


              [Map of the state of Alaska with portions in color.]


   LEGEND
   [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

o Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.




         [Map of the United States with portions in color and with the phrase "65 Million Households" written across it.]

   LEGEND
   [Colored box.] Households With Access to DBS With Local Channels



--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN
                                             MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

ALASKA

o As shown by this map, Alaska TV households do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 3 local markets in Alaska.


                   [Map of the state of Alaska with portions in color and the phrase "3 TV Markets Unserved" written across it.]



   LEGEND
   [Colored box.] Households With No Competitive Alternative Today


--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

ALASKA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 3 markets in Alaska.



                  [Map of the state of Alaska with portions in color and the phrase "All 3 Markets Served" written across it.]


   LEGEND
   [Colored box.] TV Households With Competitive Alternative After Merger


--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]              [110 degrees]                [101 degrees]
[Picture of satellite.]    [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

ALASKA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .2 million TV households in Alaska.



[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

             [Map of the state of Alaska with portions in color and the phrase "Local Channels, All .2 Million Households" written across it.]

                  [LOCAL CHANNELS, ALL .2 MILLION HOUSEHOLDS]


   LEGEND
   [Colored box.] DBS Households Served by Local Channels After Merger


--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]



--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

ALASKA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


              [Map of the state of Alaska with portions in color.]



   LEGEND
   [Colored box.] Households Without Broadband Access


--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

ALASKA

o The merger will bridge the digital divide in Alaska by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Alaska and the country to a digital "have."


            [Map of the state of Alaska filled entirely with color.]


--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]


   LEGEND
   [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER      SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                            "REPORT ON CABLE INDUSTRY PRICES,"
                                            FEDERAL COMMUNICATIONS COMMISSION,
                                            FEB. 14, 2001, P. 9, AND DEC. 15,
                                            1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Alaska and all Americans.


   [Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                         o Local Channels, All Americans

                         o One Nation, One Rate Card

                         o Eliminates the "Digital Divide"



                   True Competition for 107 Million Households


--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.




--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER


                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN ARIZONA




[ECHOSTAR LOGO]                                                 [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 4 MARKETS IN ARIZONA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Arizona, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Arizona to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

ARIZONA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Arizona.

o About 1.1 million of the 1.9 million TV households in Arizona subscribe to a cable service, which equates to about 60% of all Arizona households.



             [Map of the state of Arizona with portions in color.]


         LEGEND
         [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

ARIZONA

o In Arizona, only those DBS TV households within the Albuquerque-Santa Fe and Phoenix television markets have a fully competitive multi-channel alternative to cable --WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Arizona in which DIRECTV and DISH Network began delivering local channels.



  [Map of the state of Arizona and certain surrounding states with portions in color and with the phrase "484,000 DBS Subscribers" written across it.]



         LEGEND
         [Colored box.] Households With Access to DBS With Local Channels



--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER     SOURCE: NIELSEN MEDIA RESEARCH,  SEPT. 2001;
                                           SKYRESEARCH, FEB. 2002;
                                           ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

ARIZONA


o As shown by this map, Arizona TV households outside the Albuquerque-Santa Fe and Phoenix television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 4 local channel markets in Arizona.

   [Map of the state of Arizona and certain surrounding states with portions in color and the phrase "2 TV Markets Unserved" written across it.]


         LEGEND
         [Colored box.] Households With No Competitive Alternative Today


--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

ARIZONA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 4 markets in Arizona.

  [Map of the state of Arizona and certain surrounding states with portions in color and the phrase "All 4 Markets Served" written across it.]


         LEGEND
         [Colored box.] TV Households With Competitive Alternative After Merger



--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.



[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]


--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

ARIZONA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.9 million TV households in Arizona.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Arizona and certain surrounding states with portions in color and the phrase "Local Channels, All 1.9 Million Households" written across
                                      it.]



         LEGEND
         [Colored box.] DBS Households Served by Local Channels After Merger


--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]



--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

ARIZONA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.



             [Map of the state of Arizona with portions in color.]


         LEGEND
         [Colored box.] Households Without Broadband Access



--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

ARIZONA


o The merger will bridge the digital divide in Arizona by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Arizona and the country to a digital "have."



           [Map of the state of Arizona filled entirely with color.]



--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE-- including free service call and installation -- to receive their new local channels.



[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]



--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.



               [Map of the United States with portions in color.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative



--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER         SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                               ASSESSMENT OF THE STATUS OF
                                               COMPETITION IN THE MARKET FOR THE
                                               DELIVERY OF VIDEO PROGRAMMING,"
                                               JAN. 14, 2002, PP. 11, 87;
                                               ECHOSTAR AND DIRECTV, JAN. 31,
                                               2002; "REPORT ON CABLE INDUSTRY
                                               PRICES," FEDERAL COMMUNICATIONS
                                               COMMISSION, FEB. 14, 2001, P. 9,
                                               AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Arizona and all Americans.



   [Map of the United States with the phrase "107 Million Households" written across it.]




--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER

                       o  Local Channels, All Americans

                       o  One Nation, One Rate Card

                       o  Eliminates the "Digital Divide"



                  True Competition for 107 Million Households


--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


--------------------------------------------------------------------------------
17   THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN ARKANSAS




[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 8 MARKETS IN ARKANSAS.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service,i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Arkansas, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Arkansas to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

ARKANSAS

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Arkansas.

o About .6 million of the 1 million TV households in Arkansas subscribe to a cable service, which equates to about 63% of all Arkansas households.


             [Map of the state of Arkansas with portions in color.]



      LEGEND
      [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

ARKANSAS

o In Arkansas, only those DBS TV households within the Memphis television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Arkansas in which DIRECTV and DISH Network began delivering local channels.


 [Map of the state of Arkansas and certain surrounding states with portions in color and with the phrase "314,000 DBS Subscribers" written across it.]


      LEGEND
      [Colored box.] Households With Access to DBS With Local Channels


--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

ARKANSAS

o As shown by this map, Arkansas TV households outside the Memphis television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 8 local channel markets in Arkansas.


   [Map of the state of Arkansas and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]



      LEGEND
      [Colored box.] Households With No Competitive Alternative Today


--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

ARKANSAS

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 8 markets in Arkansas.

 [Map of the state of Arkansas and certain surrounding states with portions in color and the phrase "All 8 Markets Served" written across it.]




      LEGEND
      [Colored box.] TV Households With Competitive Alternative After Merger



--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

ARKANSAS

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1 million TV households in Arkansas.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Arkansas and certain surrounding states with portions in color and the phrase "Local Channels, All 1 Million Households" written across
                                      it.]


      LEGEND
      [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9     The EchoStar/HUGHES Merger       Source: Nielsen Media Research, Sept.
                                               2001; EchoStar, HUGHES, Feb. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10    The EchoStar/HUGHES Merger             Source: EchoStar, HUGHES, Feb. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

ARKANSAS

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


             [Map of the state of Arkansas with portions in color.]



      LEGEND
      [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11    The EchoStar/HUGHES Merger        Source: The Buxton Company, "Broadband
                                                Deployment," Jan. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

ARKANSAS

o The merger will bridge the digital divide in Arkansas by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Arkansas and the country to a digital "have."

           [Map of the state of Arkansas filled entirely with color.]


--------------------------------------------------------------------------------
12    The EchoStar/HUGHES Merger        Source: The Buxton Company, "Broadband
                                                Deployment," Jan. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13    The EchoStar/HUGHES Merger             Source: EchoStar, HUGHES, Feb. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]


      LEGEND
      [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14    The EchoStar/HUGHES Merger        Source: FCC Eighth Annual Report,
                                                "Annual Assessment of the Status
                                                of Competition in the Market for
                                                the Delivery of Video
                                                Programming," Jan. 14, 2002, pp.
                                                11, 87; EchoStar and DIRECTV,
                                                Jan. 31, 2002; "Report on Cable
                                                Industry Prices," Federal
                                                Communications Commission, Feb.
                                                14, 2001, p. 9, and Dec. 15,
                                                1997, p. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Arkansas and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15    The EchoStar/HUGHES Merger        FCC Eighth Annual Report, "Annual
                                        Assessment of the Status of Competition
                                        in the Market for the Delivery of Video
                                        Programming,"  Jan. 14, 2002, pp. 11,
                                        87; EchoStar and DIRECTV, Jan. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                        o Local Channels, All Americans

                        o One Nation, One Rate Card

                        o Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16    The EchoStar/HUGHES Merger

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


--------------------------------------------------------------------------------
17    The EchoStar/HUGHES Merger

                                      ****

--------------------------------------------------------------------------------

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN CALIFORNIA


--------------------------------------------------------------------------------
[ECHOSTAR LOGO]                                                    [HUGHES LOGO]

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 14 MARKETS IN CALIFORNIA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    Continued...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....Continued

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in California, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in California to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.


                                      # # #


--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

CALIFORNIA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across California.

o About 7.9 million of the 11.6 million TV households in California subscribe to a cable service, which equates to about 68% of all California households.

            [Map of the state of California with portions in color.]


   LEGEND
   [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

CALIFORNIA

o In California, only those DBS TV households within the Los Angeles, Sacramento et al, San Diego and San Francisco et al television markets have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the four markets in California in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of California and certain surrounding states with portions in color and with the phrase "2,299,000 DBS Subscribers" written across it.]


   LEGEND
   [Colored box.] Households With Access to DBS With Local Channels


--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV,JAN. 31,
                                                2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

CALIFORNIA

o As shown by this map, California TV households outside the Los Angeles, Sacramento et al, San Diego and San Francisco et al television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an offoair roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 14 local channel markets in California.


  [Map of the state of California and certain surrounding states with portions in color and the phrase "10 TV Markets Unserved" written across it.]


   LEGEND
   [Colored box.] Households With No Competitive Alternative Today


--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

CALIFORNIA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 14 markets in California.


[Map of the state of California and certain surrounding states with portions in color and the phrase "All 14 Markets Served" written across it.]


   LEGEND
   [Colored box.] TV Households With Competitive Alternative After Merger


--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER              SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                   2001; ECHOSTAR, HUGHES,
                                                   FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

CALIFORNIA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 11.6 million TV households in California.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of California and certain surrounding states with portions in color and the phrase "Local Channels, All 11.6 Million Households" written across it.]


   LEGEND
   [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

CALIFORNIA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


  [Map of the state of California and certain surrounding states with portions in color.]

   LEGEND
   [Colored box.] Households Without Broadband Access



--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBAND DEPLOYMENT,"
                                                    JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

CALIFORNIA

o The merger will bridge the digital divide in California by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in California and the country to a digital "have."


          [Map of the state of California filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBAND DEPLOYMENT,"
                                                    JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]


   LEGEND
   [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER         SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                               ASSESSMENT OF THE STATUS OF
                                               COMPETITION IN THE MARKET FOR THE
                                               DELIVERY OF VIDEO PROGRAMMING,"
                                               JAN. 14, 2002, PP. 11, 87;
                                               ECHOSTAR AND DIRECTV, JAN. 31,
                                               2002; "REPORT ON CABLE INDUSTRY
                                               PRICES," FEDERAL COMMUNICATIONS
                                               COMMISSION, FEB. 14, 2001, P. 9,
                                               AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of California and all Americans.


   [Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER          FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                           o Local Channels, All Americans

                           o One Nation, One Rate Card

                           o Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

--------------------------------------------------------------------------------

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN COLORADO


                [ECHOSTAR LOGO]                       [HUGHES LOGO]




--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 4 MARKETS IN COLORADO.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service,i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Colorado, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Colorado to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

COLORADO

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Colorado.

o About 1 million of the 1.6 million TV households in Colorado subscribe to a cable service, which equates to about 62% of all Colorado households.

             [Map of the state of Colorado with portions in color.]

         LEGEND
         [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

COLORADO

o In Colorado, only those DBS TV households within the Albuquerque-Santa Fe and Denver television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Colorado in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Colorado and certain surrounding states with portions in color and with the phrase "427,000 DBS Subscribers" written across it.]


         LEGEND
         [Colored box.] Households With Access to DBS With Local Channels


--------------------------------------------------------------------------------
5 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

COLORADO

o As shown by this map, Colorado TV households outside the Albuquerque-Santa Fe and Denver television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 4 local channel markets in Colorado.

   [Map of the state of Colorado and certain surrounding states with portions in color and the phrase "2 TV Markets Unserved" written across it.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

COLORADO

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 4 markets in Colorado.

 [Map of the state of Colorado and certain surrounding states with portions in color and the phrase "All 4 Markets Served" written across it.]

         LEGEND
         [Colored box.] TV Households With Competitive Alternative After Merger


--------------------------------------------------------------------------------
7 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8 THE ECHOSTAR/HUGHES MERGER                 SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

COLORADO

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.6 million TV households in Colorado.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Colorado and certain surrounding states with portions in color and the phrase "Local Channels, All 1.6 Million Households" written across it.]

         LEGEND
         [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

COLORADO

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Colorado with portions in color.]

         LEGEND
         [Colored box.] Households Without Broadband Access


--------------------------------------------------------------------------------
11 THE ECHOSTAR/HUGHES MERGER       SOURCE: THE BUXTON COMPANY, "BROADBAND
                                            DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

COLORADO

o The merger will bridge the digital divide in Colorado by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Colorado and the country to a digital "have."

           [Map of the state of Colorado filled entirely with color.]


--------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER       SOURCE: THE BUXTON COMPANY, "BROADBAND
                                            DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

       [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14 THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING," JAN.
                                            14, 2002, PP. 11, 87; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002; "REPORT ON
                                            CABLE INDUSTRY PRICES," FEDERAL
                                            COMMUNICATIONS COMMISSION, FEB. 14,
                                            2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Colorado and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15 THE ECHOSTAR/HUGHES MERGER       FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING," JAN.
                                    14, 2002, PP. 11, 87; ECHOSTAR AND DIRECTV,
                                    JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                      o  Local Channels, All Americans

                      o  One Nation, One Rate Card

                      o  Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


--------------------------------------------------------------------------------
16 THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17 THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                        FOR ALL CONSUMERS IN CONNECTICUT


   [ECHOSTAR LOGO]                                             [HUGHES LOGO]

                                                                FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 2 MARKETS IN CONNECTICUT.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
2   THE ECHOSTAR/HUGHES MERGER

....CONTINUED


Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Connecticut, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Connecticut to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

3       THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

CONNECTICUT

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Connecticut.

- About 1.1 million of the 1.2 million TV households in Connecticut subscribe to a cable service, which equates to about 88% of all Connecticut households.

           [Map of the state of Connecticut with portions in color.]



        LEGEND
        [Colored box.] CABLE FRANCHISE AREAS

--------------------------------------------------------------------------------
4       THE ECHOSTAR/HUGHES MERGER                SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

CONNECTICUT


- In Connecticut, only those DBS TV households within the New York television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Connecticut in which DIRECTV and DISH Network began delivering local channels.


[Map of the state of Connecticut and certain surrounding states with portions in color and with the phrase "112,000 DBS Subscribers" written across it.]

        LEGEND
        [Colored box.] HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS

--------------------------------------------------------------------------------
5       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

CONNECTICUT

-       As shown by this map, Connecticut TV households outside the New
        York television market do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 2 local channel markets in Connecticut.


 [Map of the state of Connecticut and certain surrounding states with portions in color and the phrase "1 TV Market Unserved" written across it.]



        LEGEND
        [Colored box.] HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY

--------------------------------------------------------------------------------
6       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

CONNECTICUT

- DIRECTV and DISHNetwork engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 2 markets in Connecticut.



[Map of the state of Connecticut and certain surrounding states with portions in color and the phrase "All 2 Markets Served" written across it.]



        LEGEND
        [Colored box.] TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER

--------------------------------------------------------------------------------
7       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------


- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.



[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]

--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

CONNECTICUT

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.2 million TV households in Connecticut.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Connecticut and certain surrounding states with portions in color and the phrase "Local Channels, All 1.2 Million Households" written across it.]

        LEGEND
        [Colored box.] DBS HOUSEHOLDS SERVED BY LOCAL CHANNELS AFTER MERGER

--------------------------------------------------------------------------------
9       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------



- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.




 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]




--------------------------------------------------------------------------------
10      THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

CONNECTICUT


- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.



           [Map of the state of Connecticut with portions in color.]



        LEGEND
        [Colored box.] HOUSEHOLDS WITHOUT BROADBAND ACCESS

--------------------------------------------------------------------------------
11      THE ECHOSTAR/HUGHES MERGER                   SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

CONNECTICUT


- The merger will bridge the digital divide in Connecticut by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Connecticut and the country to a digital "have."



         [Map of the state of Connecticut filled entirely with color.]


--------------------------------------------------------------------------------
12      THE ECHOSTAR/HUGHES MERGER                   SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------



- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.



[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]




--------------------------------------------------------------------------------
13      THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------



- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

        LEGEND

        [Colored box.]  HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE

--------------------------------------------------------------------------------
14      THE ECHOSTAR/HUGHES MERGER     SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                       ASSESSMENT OF THE STATUS OF COMPETITION
                                       IN THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                       ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                       "REPORT ON CABLE INDUSTRY PRICES,"
                                       FEDERAL COMMUNICATIONS COMMISSION, FEB.
                                       14, 2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------



- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Connecticut and all Americans.



   [Map of the United States with the phrase "107 Million Households" written across it.]




--------------------------------------------------------------------------------
15      THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER




                        -    LOCAL CHANNELS, ALL AMERICANS

                        -    ONE NATION, ONE RATE CARD

                        -    ELIMINATES THE "DIGITAL DIVIDE"



                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



16   THE ECHOSTAR/HUGHES MERGER

SEC LEGEND


In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.


GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

17   THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER


                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN DELAWARE






[ECHOSTAR LOGO]                                                    [HUGHES LOGO]

                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 2 MARKETS IN DELAWARE.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...

2       THE ECHOSTAR/HUGHES MERGER

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Delaware, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Delaware to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.


                                      # # #


3       THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS

DELAWARE

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Delaware.

- About .2 million of the .3 million TV households in Delaware subscribe to a cable service, which equates to about 82% of all Delaware households.

             [Map of the state of Delaware filled entirely with color.]


        LEGEND
        [Colored box.] Cable Franchise Areas


4       THE ECHOSTAR/HUGHES MERGER                SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS

DELAWARE

- In Delaware, only those DBS TV households within the Philadelphia television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Delaware in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Delaware and certain surrounding states with portions in color and with the phrase "47,000 DBS Subscribers" written across it.]


        LEGEND
        [Colored box.] Households With Access to DBS With Local Channels


5       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY

DELAWARE

- As shown by this map, Delaware TV households outside the Philadelphia television market do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 2 local channel markets in Delaware.

   [Map of the state of Delaware and certain surrounding states with portions in color and the phrase "1 TV Market Unserved" written across it.]

       LEGEND
       [Colored box.] Households With No Competitive Alternative Today

6       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER

DELAWARE

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 2 markets in Delaware.

 [Map of the state of Delaware and certain surrounding states with portions in color and the phrase "All 2 Markets Served" written across it.]

        LEGEND
        [Colored box.] TV Households With Competitive Alternative After Merger

7       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]






8       THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED

DELAWARE

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .3 million TV households in Delaware.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Delaware and certain surrounding states with portions in color and the phrase "Local Channels, All .3 Million Households"
                              written across it.]

        LEGEND
        [Colored box.] DBS HOUSEHOLDS SERVED BY LOCAL CHANNELS AFTER MERGER

9       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


10      THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"

DELAWARE

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Delaware with portions in color.]


        LEGEND
        [Colored box.] HOUSEHOLDS WITHOUT BROADBAND ACCESS

11      THE ECHOSTAR/HUGHES MERGER                   SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"

DELAWARE

- The merger will bridge the digital divide in Delaware by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Delaware and the country to a digital "have."

           [Map of the state of Delaware filled entirely with color.]


12      THE ECHOSTAR/HUGHES MERGER                   SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

13      THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

        LEGEND
        [Colored box.] HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE

14      THE ECHOSTAR/HUGHES MERGER     SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                       ASSESSMENT OF THE STATUS OF COMPETITION
                                       IN THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                       ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                       "REPORT ON CABLE INDUSTRY PRICES,"
                                       FEDERAL COMMUNICATIONS COMMISSION, FEB.
                                       14, 2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Delaware and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

15      THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER

                -       Local Channels, All Americans

                -       One Nation, One Rate Card

                -       Eliminates the "Digital Divide"


                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

16      THE ECHOSTAR/HUGHES MERGER

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


17      THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                      FOR ALL CONSUMERS IN WASHINGTON, D.C.


[ECHOSTAR LOGO]                                                   [HUGHES LOGO]

                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of more than 500 identical channels. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY THE ONE MARKET IN WASHINGTON, D.C.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                   CONTINUED...

2   THE ECHOSTAR/HUGHES MERGER

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Washington, D.C., and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Washington, D.C. to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

3       THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

WASHINGTON, D.C.

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Washington, D.C.

-         About .1 million of the .2 million TV households in Washington, D.C.
          subscribe to a cable service, which equates to about 57% of all Washington, D.C. households.

               [Map of Washington, D.C. with portions in color.]

          LEGEND
          [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                   SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

WASHINGTON, D.C.

- Unlike most states in the U.S., the Washington, D.C. area has a competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in Washington, D.C. where DIRECTV and DISH Network began delivering local channels.


    [Map of Washington, D.C. and certain surrounding states with portions in color and with the phrase "26,000 DBS Subscribers" written across it.]


          LEGEND
          [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                        SKYRESEARCH, FEB. 2002;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

- But Washington, D.C. is one of the few lucky areas. 42 million TV households are not served with local channels by DBS. Residents in these markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the country's 210 local channel markets.



[Map of the United States with portions in color and with the phrase "42 Million TV Households Unserved" written across it.]

          LEGEND
          [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER                  SOURCE: SKYRESEARCH, FEB. 2002;
                                            NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

- DIRECTV and DISH Network engineering teams have developed a system that is technologically feasible and economically viable for the merged company to deliver full local broadcast service, in all 210 television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market in the country, including Alaska and Hawaii.


[Map of the United States filled entirely with color and with the phrase "107 Million Households" written across it.]

          LEGEND
          [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER                SOURCE: FCC EIGHTH ANNUAL REPORT,
                                               "ANNUAL ASSESSMENT OF THE STATUS
                                               OF COMPETITION IN THE MARKET FOR
                                            THE DELIVERY OF VIDEO PROGRAMMING,"
                                           JAN. 14, 2002, PP. 11, 87; ECHOSTAR,
                                                              HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]



--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

WASHINGTON, D.C.

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .2 million TV households in Washington, D.C..

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

          [Map of Washington, D.C. and certain surrounding states with portions in color and the phrase "Local Channels, All .2 Million Households"
                              written across it.]

  LEGEND
  [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                    ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

WASHINGTON, D.C.

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

               [Map of Washington, D.C. with portions in color.]

          LEGEND
          [Colored box.] HOUSEHOLDS WITHOUT BROADBAND ACCESS

--------------------------------------------------------------------------------
11   THE ECHOSTAR/HUGHES MERGER                     SOURCE: THE BUXTON COMPANY,
                                              "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

WASHINGTON, D.C.

- The merger will bridge the digital divide in Washington, D.C. by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Washington, D.C. and the country to a digital "have."

             [Map of Washington, D.C. filled entirely with color.]

--------------------------------------------------------------------------------
12   THE ECHOSTAR/HUGHES MERGER                    SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

          LEGEND

          [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14   THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                      ASSESSMENT OF THE STATUS OF COMPETITION
                                      IN THE MARKET FOR THE DELIVERY OF VIDEO
                                      PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                      ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                      "REPORT ON CABLE INDUSTRY PRICES,"
                                      FEDERAL COMMUNICATIONS COMMISSION, FEB.
                                      14, 2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Washington, D.C. and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15   THE ECHOSTAR/HUGHES MERGER       FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                      ASSESSMENT OF THE STATUS OF COMPETITION
                                      IN THE MARKET FOR THE DELIVERY OF VIDEO
                                      PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                      ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER

                       - Local Channels, All Americans
                       - One Nation, One Rate Card
                       - Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

16   THE ECHOSTAR/HUGHES MERGER

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

17   THE ECHOSTAR/HUGHES MERGER

                                     * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN FLORIDA





[ECHOSTAR LOGO]                                                    [HUGHES LOGO]


                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 11 MARKETS IN FLORIDA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...

2   THE ECHOSTAR/HUGHES MERGER

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Florida, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Florida to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

3       THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

FLORIDA

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Florida.

- About 4.7 million of the 6.2 million TV households in Florida subscribe to a cable service, which equates to about 75% of all Florida households.

             [Map of the state of Florida with portions in color.]

        LEGEND
        [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

FLORIDA

- In Florida, only those DBS TV households within the Miami-Ft. Lauderdale, Orlando et al, Tampa-St. Pete et al, and W. Palm Beach-Ft. Pierce television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the four markets in Florida in which DIRECTV and DISH Network began delivering local channels.

  [Map of the state of Florida and certain surrounding states with portions in color and with the phrase "1,333,000 DBS Subscribers" written across it.]

        LEGEND

        [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

FLORIDA

- As shown by this map, Florida TV households outside the Miami-Ft. Lauderdale, Orlando et al, Tampa-St. Pete et al, and W. Palm Beach-Ft. Pierce television markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 11 local channel markets in Florida.

   [Map of the state of Florida and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]

        LEGEND
        [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

FLORIDA

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 11 markets in Florida.

  [Map of the state of Florida and certain surrounding states with portions in color and the phrase "All 11 Markets Served" written across it.]

        LEGEND
        [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

FLORIDA

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 6.2 million TV households in Florida.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Florida and certain surrounding states with portions in color and the phrase "Local Channels, All 6.2 Million Households" written across
                                      it.]


        LEGEND
        [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

FLORIDA

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Florida with portions in color.]

        LEGEND
        [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11   THE ECHOSTAR/HUGHES MERGER                      SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

FLORIDA

- The merger will bridge the digital divide in Florida by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Florida and the country to a digital "have."

           [Map of the state of Florida filled entirely with color.]

--------------------------------------------------------------------------------
12   THE ECHOSTAR/HUGHES MERGER                      SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

        LEGEND
        [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14   THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                      ASSESSMENT OF THE STATUS OF COMPETITION
                                      IN THE MARKET FOR THE DELIVERY OF VIDEO
                                      PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                      ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                      "REPORT ON CABLE INDUSTRY PRICES,"
                                      FEDERAL COMMUNICATIONS COMMISSION, FEB.
                                      14, 2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Florida and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15   THE ECHOSTAR/HUGHES MERGER        FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                       ASSESSMENT OF THE STATUS OF COMPETITION
                                       IN THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                       ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER

                       - Local Channels, All Americans

                       - One Nation, One Rate Card

                       - Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

16   THE ECHOSTAR/HUGHES MERGER

SEC Legend

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

17   THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN GEORGIA


[ECHOSTAR LOGO]                                           [HUGHES LOGO]

                                                          FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 11 MARKETS IN GEORGIA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...

2       THE ECHOSTAR/HUGHES MERGER

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Georgia, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Georgia to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

3       THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------


GEORGIA


- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Georgia.

- About 2.1 million of the 2.9 million TV households in Georgia subscribe to a cable service, which equates to about 70% of all Georgia households.



             [Map of the state of Georgia with portions in color.]

        LEGEND
        [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4       THE ECHOSTAR/HUGHES MERGER               SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

GEORGIA


- In Georgia, only those DBS TV households within the Atlanta and Greenville et al television markets have a fully competitive multi-channel alternative to cable- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Georgia in which DIRECTV and DISH DBS Network began delivering local channels.


  [Map of the state of Georgia and certain surrounding states with portions in color and with the phrase "825,000 DBS Subscribers" written across it.]



        LEGEND
        [Colored box.] Households With Access To DBS With Local Channels


--------------------------------------------------------------------------------
5       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

GEORGIA


- As shown by this map, Georgia TV households outside the Atlanta and Greenville et al television markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 11 local channel markets in Georgia.


   [Map of the state of Georgia and certain surrounding states with portions in color and the phrase "9 TV Markets Unserved" written across it.]


        LEGEND
        [Colored box.] Households With No Competitive Alternative Today


--------------------------------------------------------------------------------
6       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

GEORGIA


- DIRECTV and DISHNetwork engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative- DBS service with local channels- in EVERY television market across the country, including all 11 markets in Georgia.

  [Map of the state of Georgia and certain surrounding states with portions in color and the phrase "All 11 Markets Served" written across it.]

        LEGEND
        [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------




- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8       THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

GEORGIA


- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2.9 million TV households in Georgia.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Georgia and certain surrounding states with portions in color and the phrase "Local Channels, All 2.9 Million Households" written across it.]

        LEGEND
        [Colored box.] DBS Households Served By Local Channels After Merger


--------------------------------------------------------------------------------
9       THE ECHOSTAR/HUGHES MERGER   SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------


- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.



 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]





--------------------------------------------------------------------------------
10      THE ECHOSTAR/HUGHES MERGER         SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

GEORGIA


- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

- This map clearly shows the areas where households do not have access to DSL or cable modem service- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


             [Map of the state of Georgia with portions in color.]

        LEGEND
        [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11      THE ECHOSTAR/HUGHES MERGER                   SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

GEORGIA

- The merger will bridge the digital divide in Georgia by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Georgia and the country to a digital "have."


           [Map of the state of Georgia filled entirely with color.]



--------------------------------------------------------------------------------
12      THE ECHOSTAR/HUGHES MERGER                   SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------



- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE-including free service call and installation- to receive their new local channels.



[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13      THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------



- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]



        LEGEND
        [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14      THE ECHOSTAR/HUGHES MERGER     SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                       ASSESSMENT OF THE STATUS OF COMPETITION
                                       IN THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                       ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                       "REPORT ON CABLE INDUSTRY
                                       PRICES," FEDERAL COMMUNICATIONS
                                       COMMISSION, FEB. 14, 2001, P. 9, AND
                                       DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------


- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Georgia and all Americans.


   [Map of the United States with the phrase "107 Million Households" written across it.]



--------------------------------------------------------------------------------
15      THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER

                     -        Local Channels, All Americans

                     -        One Nation, One Rate Card

                     -        Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLD



16      THE ECHOSTAR/HUGHES MERGER

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

17      THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN HAWAII

[ECHOSTAR LOGO]                                                  [HUGHES LOGO]
                                                                  February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY THE ONE MARKET IN HAWAII.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                   CONTINUED...

2   THE ECHOSTAR/HUGHES MERGER

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Hawaii, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Hawaii to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

3       THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS

HAWAII

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Hawaii.

- About .3 million of the .4 million TV households in Hawaii subscribe to a cable service, which equates to about 88% of all Hawaii households.

              [Map of the state of Hawaii with portions in color.]

          LEGEND
          [Colored box.] Cable Franchise Areas

4   THE ECHOSTAR/HUGHES MERGER                   SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS

- Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.

                             65 MILLION HOUSEHOLDS
               [Map of the United States with portions in color.]

          LEGEND
          [Colored box.] Households With Access to DBS With Local Channels

5   THE ECHOSTAR/HUGHES MERGER                   SOURCE: SKYRESEARCH, FEB. 2002;
                                             NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY

HAWAII

- As shown by this map, Hawaii TV households do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network, alone, have sufficient spectrum, to provide any local channels to the one local market in Hawaii.

     [Map of the state of Hawaii filled entirely with color and the phrase
                  "1 TV Market Unserved" written across it.]

          LEGEND
          [Colored box.] Households With No Competitive Alternative Today

6   THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                        SKYRESEARCH, FEB. 2002;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER

HAWAII

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including the 1 market in Hawaii.

[Map of the state of Hawaii filled entirely with color and the phrase "1 Market
                          Served" written across it.]

          LEGEND
          [Colored box.] TV Households With Competitive Alternative After Merger

7   THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                    ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

8   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED

HAWAII

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .4 million TV households in Hawaii.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

    [Map of the state of Hawaii with portions in color and the phrase "Local
           Channels, All .4 Million Households" written across it.]

          LEGEND
          [Colored box.] DBS Households Served by Local Channels After Merger

9   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

10   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"

HAWAII

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

              [Map of the state of Hawaii with portions in color.]

          LEGEND
          [Colored box.] HOUSEHOLDS WITHOUT BROADBAND ACCESS

11   THE ECHOSTAR/HUGHES MERGER                    SOURCE: THE BUXTON COMPANY,
                                              "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"

HAWAII

- The merger will bridge the digital divide in Hawaii by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Hawaii and the country to a digital "have."

            [Map of the state of Hawaii filled entirely with color.]

12   THE ECHOSTAR/HUGHES MERGER                    SOURCE: THE BUXTON COMPANY,
                                              "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

13   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]


          LEGEND
          [Colored box.] Households With No Competitive Alternative

14 THE ECHOSTAR/HUGHES MERGER         SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                      ASSESSMENT OF THE STATUS OF COMPETITION
                                      IN THE MARKET FOR THE DELIVERY OF VIDEO
                                      PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                      ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                      "REPORT ON CABLE INDUSTRY PRICES,"
                                      FEDERAL COMMUNICATIONS COMMISSION, FEB.
                                      14, 2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Hawaii and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

15   THE ECHOSTAR/HUGHES MERGER        FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                       ASSESSMENT OF THE STATUS OF COMPETITION
                                       IN THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                       ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER

                       - Local Channels, All Americans
                       - One Nation, One Rate Card
                       - Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

16   THE ECHOSTAR/HUGHES MERGER

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

17   THE ECHOSTAR/HUGHES MERGER

                                    * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN IDAHO

[ECHOSTAR LOGO]                                                   [HUGHES LOGO]

                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

         February 26, 2002

         EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 5 MARKETS IN IDAHO.

         Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

         New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    Continued...


2        The EchoStar/HUGHES Merger

         ...Continued

         Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

         The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

         Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Idaho, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

         The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Idaho to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #


3        The EchoStar/HUGHES Merger

CABLE FRANCHISE AREAS

IDAHO

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Idaho.

- About .2 million of the .5 million TV households in Idaho subscribe to a cable service, which equates to about 50% of all Idaho households.

              [Map of the state of Idaho with portions in color.]

         LEGEND
         [Colored box.] Cable Franchise Areas

                                                  Source: SkyResearch, Feb. 2002


4        The EchoStar/HUGHES Merger

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS

IDAHO

- In Idaho, only those DBS TV households within the Salt Lake City television market have a fully competitive multi-channel alternative to cable -- with local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Idaho in which DIRECTV and DISH Network began delivering local channels.

   [Map of the state of Idaho and certain surrounding states with portions in color and with the phrase "145,000 DBS Subscribers" written across it.]



         LEGEND
         [Colored box.] Households With Access to DBS With Local Channels




5        The EchoStar/HUGHES Merger   Source: Nielsen Media Research, Sept.
                                              2001; SkyResearch, Feb. 2002;
                                              EchoStar and DIRECTV, Jan. 31,
                                              2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY

IDAHO

- As shown by this map, Idaho TV households outside the Salt Lake City television market do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 5 local channel markets in Idaho.

    [Map of the state of Idaho and certain surrounding states with portions in color and the phrase "4 TV Markets Unserved" written across it.]


         LEGEND
         [Colored box.] Households With No Competitive Alternative Today




6        The EchoStar/HUGHES Merger  Source: Nielsen Media Research, Sept. 2001;
                                             SkyResearch, Feb. 2002; EchoStar
                                             and DIRECTV, Jan. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER

IDAHO

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 5 markets in Idaho.

   [Map of the state of Idaho and certain surrounding states with portions in color and the phrase "All 5 Markets Served" written across it.]



         LEGEND
         [Colored box.] TV Households With Competitive Alternative After Merger




7        The EchoStar/HUGHES Merger  Source: Nielsen Media Research, Sept. 2001;
                                             EchoStar, HUGHES, Feb. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]              [110 degrees]               [101 degrees]
[Picture of satellite.]    [Picture of satellite.]     [Picture of satellite.]



[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]



8        The EchoStar/HUGHES Merger          Source: EchoStar, HUGHES, Feb. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED

IDAHO

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .5 million TV households in Idaho.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Idaho and certain surrounding states with portions in color and the phrase "Local Channels, All .5 Million Households" written across it.]

         LEGEND
         [Colored box.] DBS Households Served by Local Channels After Merger




9        The EchoStar/HUGHES Merger  Source: Nielsen Media Research, Sept. 2001;
                                             EchoStar, HUGHES, Feb. 2002

NATIONAL PRICING

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]




10       The EchoStar/HUGHES Merger          Source: EchoStar, HUGHES, Feb. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"

IDAHO

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

              [Map of the state of Idaho with portions in color.]

         LEGEND
         [Colored box.] Households Without Broadband Access



    11       The EchoStar/HUGHES Merger   Source: The Buxton Company, "Broadband
                                                  Deployment," Jan. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"

IDAHO

- The merger will bridge the digital divide in Idaho by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Idaho and the country to a digital "have."

            [Map of the state of Idaho filled entirely with color.]




12       The EchoStar/HUGHES Merger      Source: The Buxton Company, "Broadband
                                                 Deployment," Jan. 2002

ONE NATION, ONE DISH

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]




13       The EchoStar/HUGHES Merger          Source: EchoStar, HUGHES, Feb. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative



14       The EchoStar/HUGHES Merger    Source: FCC Eighth Annual Report, "Annual
                                               Assessment of the Status of
                                               Competition in the Market for the
                                               Delivery of Video Programming,"
                                               Jan. 14, 2002, pp. 11, 87;
                                               EchoStar and DIRECTV, Jan. 31,
                                               2002; "Report on Cable Industry
                                               Prices," Federal Communications
                                               Commission, Feb. 14, 2001, p. 9,
                                               and Dec. 15, 1997, p. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Idaho and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

                             107 MILLION HOUSEHOLDS




15       The EchoStar/HUGHES Merger            FCC Eighth Annual Report, "Annual
                                               Assessment of the Status of
                                               Competition in the Market for the
                                               Delivery of Video Programming,"
                                               Jan. 14, 2002, pp. 11, 87;
                                               EchoStar and DIRECTV, Jan. 31,
                                               2002

THE ECHOSTAR/HUGHES MERGER

                  -        Local Channels, All Americans

                  -        One Nation, One Rate Card

                  -        Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


16       The EchoStar/HUGHES Merger

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


17       The EchoStar/HUGHES Merger

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN ILLINOIS

[ECHOSTAR LOGO]                                                   [HUGHES LOGO]

                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

         February 26, 2002

         EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 10 MARKETS IN ILLINOIS.

         Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

         New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    Continued...


2        The EchoStar/HUGHES Merger

         ...Continued

         Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

         The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

         Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Illinois, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

         The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Illinois to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #


3        The EchoStar/HUGHES Merger

CABLE FRANCHISE AREAS

ILLINOIS

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Illinois.

- About 2.9 million of the 4.4 million TV households in Illinois subscribe to a cable service, which equates to about 65% of all Illinois households.

             [Map of the state of Illinois with portions in color.]

         LEGEND
         [Colored box.] Cable Franchise Areas

                                                  Source: SkyResearch, Feb. 2002


4        The EchoStar/HUGHES Merger

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS

ILLINOIS

-        In Illinois, only those DBS TV households within the Chicago and St.
         Louis television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Illinois in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Illinois and certain surrounding states with portions in color and with the phrase "847,000 DBS Subscribers" written across it.]

         LEGEND
         [Colored box.] Households With Access to DBS With Local Channels

             Source: Nielsen Media Research, Sept. 2001; SkyResearch, Feb. 2002;
                                             EchoStar and DIRECTV, Jan. 31, 2002


5        The EchoStar/HUGHES Merger

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY

ILLINOIS

- As shown by this map, Illinois TV households outside the Chicago and St. Louis television markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 10 local channel markets in Illinois.

   [Map of the state of Illinois and certain surrounding states with portions in color and the phrase "8 TV Markets Unserved" written across it.]


         LEGEND
         [Colored box.] Households With No Competitive AlternativeToday

             Source: Nielsen Media Research, Sept. 2001; SkyResearch, Feb. 2002;
                                             EchoStar and DIRECTV, Jan. 31, 2002


6        The EchoStar/HUGHES Merger

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER

         ILLINOIS

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 10 markets in Illinois.

 [Map of the state of Illinois and certain surrounding states with portions in color and the phrase "All 10 Markets Served" written across it.]


         LEGEND
         [Colored box.] TV Households With Competitive Alternative After Merger

         Source: Nielsen Media Research, Sept. 2001; EchoStar, HUGHES, Feb. 2002


7        The EchoStar/HUGHES Merger

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]


                                             Source: EchoStar, HUGHES, Feb. 2002


8        The EchoStar/HUGHES Merger

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED

ILLINOIS


- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 4.4 million TV households in Illinois.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

    [Map of the state Illinois and certain surrounding states with portions in color and the phrase "Local Channels, All 4.4 Million Households" written across it.]


         LEGEND
         [Colored box.] DBS Households Served by Local Channels After Merger

         Source: Nielsen Media Research, Sept. 2001; EchoStar, HUGHES, Feb. 2002

9    The EchoStar/HUGHES Merger

NATIONAL PRICING

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


10   The EchoStar/HUGHES Merger              Source: EchoStar, HUGHES, Feb. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"

ILLINOIS

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.


             [Map of the state of Illinois with portions in color.]


     LEGEND
     [Colored box.] Households Without Broadband Access

                   Source: The Buxton Company, "Broadband Deployment," Jan. 2002

11   The EchoStar/HUGHES Merger

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"

ILLINOIS


- The merger will bridge the digital divide in Illinois by providing consumers in every community with a competitively priced high- speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Illinois and the country to a digital "have."


           [Map of the state of Illinois filled entirely with color.]


                   Source: The Buxton Company, "Broadband Deployment," Jan. 2002

12   The EchoStar/HUGHES Merger

ONE NATION, ONE DISH

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

                                             Source: EchoStar, HUGHES, Feb. 2002

13   The EchoStar/HUGHES Merger

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative



14       The EchoStar/HUGHES Merger      Source: FCC Eighth Annual Report,
                                                 "Annual Assessment of the
                                                 Status of Competition in the
                                                 Market for the Delivery of
                                                 Video Programming,"
                                                 Jan. 14, 2002, pp. 11, 87;
                                                 EchoStar and DIRECTV, Jan. 31,
                                                 2002; "Report on Cable
                                                 Industry Prices," Federal
                                                 Communications Commission,
                                                 Feb. 14, 2001, p. 9, and
                                                 Dec. 15, 1997, p. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Illinois and all Americans.


   [Map of the United States with the phrase "107 Million Households" written across it.]



                      FCC Eighth Annual Report, "Annual Assessment of the Status
            of Competition in the Market for the Delivery of Video Programming,"
                  Jan. 14, 2002, pp. 11, 87; EchoStar and DIRECTV, Jan. 31, 2002

15       The EchoStar/HUGHES Merger

THE ECHOSTAR/HUGHES MERGER

                       - Local Channels, All Americans

                       - One Nation, One Rate Card

                       - Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



16       The EchoStar/HUGHES Merger

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


17       The EchoStar/HUGHES Merger

                                    * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN INDIANA


             [ECHOSTAR LOGO]                           [HUGUES LOGO]



                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER


     February 26, 2002

     EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 10 MARKETS IN INDIANA.

     Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed A TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

     New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    Continued...

2    The EchoStar/HUGHES Merger

     ...Continued


     Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

     The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

     Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Indiana, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

     The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Indiana to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.



                                      # # #


3    The EchoStar/HUGHES Merger

CABLE FRANCHISE AREAS

INDIANA


- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Indiana.

- About 1.4 million of the 2.3 million TV households in Indiana subscribe to a cable service, which equates to about 63% of all Indiana households.



             [Map of the state of Indiana with portions in color.]

     Legend
     [Colored box.] Cable Franchise Areas




4    The EchoStar/HUGHES Merger                   Source: SkyResearch, Feb. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS

INDIANA


- In Indiana, only those DBS TV households within the Chicago, Cincinnati and Indianapolis television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the three markets in Indiana in which DIRECTV and DISH Network began delivering local channels.



  [Map of the state of Indiana and certain surrounding states with portions in color and with the phrase "612,000 DBS Subscribers" written across it.]


     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels




5    The EchoStar/HUGHES Merger    Source: Nielsen Media Research, Sept. 2001;
                                           SkyResearch, Feb. 2002; EchoStar and
                                           DIRECTV, Jan. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY

INDIANA


- As shown by this map, Indiana TV households outside the Chicago, Cincinnati and Indianapolis television markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 10 local channel markets in Indiana.


   [Map of the state of Indiana and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative Today




6    The EchoStar/HUGHES Merger      Source: Nielsen Media Research, Sept. 2001;
                                             SkyResearch, Feb. 2002; EchoStar
                                             and DIRECTV, Jan. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER

INDIANA

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 10 markets in Indiana.


  [Map of the state of Indiana and certain surrounding states with portions in color and the phrase "All 10 Markets Served" written across it.]


     Legend
     [Colored box.] TV Households With Competitive Alternative After Merger

7    The EchoStar/HUGHES Merger      Source: Nielsen Media Research, Sept. 2001;
                                             EchoStar, HUGHES, Feb. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED

INDIANA


- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2.3 million TV households in Indiana.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Indiana and certain surrounding states with portions in color and the phrase "Local Channels, All 2.3 Million Households" written across it.]


     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

9    The EchoStar/HUGHES Merger      Source: Nielsen Media Research, Sept. 2001;
                                             EchoStar, HUGHES, Feb. 2002

NATIONAL PRICING

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


10   The EchoStar/HUGHES Merger               Source: EchoStar/HUGHES, Feb. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"

INDIANA


- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.


             [Map of the state of Indiana with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

11   The EchoStar/HUGHES Merger        Source: The Buxton Company, "Broadband
                                               Deployment," Jan. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"

INDIANA


- The merger will bridge the digital divide in Indiana by providing consumers in every community with a competitively priced high- speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Indiana and the country to a digital "have."


           [Map of the state of Indiana filled entirely with color.]

12   The EchoStar/HUGHES Merger                Source: The Buxton Company,
                                                       "Broadband Deployment,"
                                                       Jan. 2002

ONE NATION, ONE DISH

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]



13   The EchoStar/HUGHES Merger              Source: EchoStar, HUGHES, Feb. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative








14   The EchoStar/HUGHES Merger  Source: FCC Eighth Annual Report, "Annual
                                         Assessment of the Status of
                                         Competition in the Market for the
                                         Delivery of Video Programming,"
                                         Jan. 14, 2002, pp. 11, 87;
                                         EchoStar and DIRECTV, Jan. 31, 2002;
                                         "Report on Cable Industry Prices,"
                                         Federal Communications Commission,
                                         Feb. 14, 2001, p. 9, and Dec. 15, 1997,
                                         p. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Indiana and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]




15   The EchoStar/HUGHES Merger         FCC Eighth Annual Report "Annual
                                        Assessment of the Status of Competition
                                        in the Market for the Delivery of Video
                                        Programming," Jan. 14, 2002, pp. 11, 87;
                                        EchoStar and DIRECTV, Jan. 31, 2002

THE ECHOSTAR/HUGHES MERGER

                       - Local Channels, All Americans
                       - One Nation, One Rate Card
                       - Eliminates the "Digital Divide"


                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



16   The EchoStar/HUGHES Merger

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


17   The EchoStar/HUGHES Merger

                                    * * * *

--------------------------------------------------------------------------------




                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                            FOR ALL CONSUMERS IN IOWA



[ECHOSTAR LOGO]                                             [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


        February 26, 2002

        EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 10 MARKETS IN IOWA.

        Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

        New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                   CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

        ...CONTINUED

        Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

        The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

        Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Iowa, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

        The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Iowa to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #



--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------


IOWA


- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Iowa.

- About .7 million of the 1.1 million TV households in Iowa subscribe to a cable service, which equates to about 64% of all Iowa households.



               [Map of the state of Iowa with portions in color.]




     LEGEND
     [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER          SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------


- Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.



                             65 MILLION HOUSEHOLDS

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels



--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER          SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN
                                                MEDIA RESEARCH, SEPT. 2001;
                                                ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

[IOWA]


- As shown by this map, Iowa TV households do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 10 local markets in Iowa.



[Map of the state of Iowa and certain surrounding states with portions in color and the phrase "10 TV Markets Unserved" written across it.]




     LEGEND
     [Colored box.] Households With No Competitive Alternative Today




--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------


[IOWA]


- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 10 markets in Iowa.



[Map of the state of Iowa and certain surrounding states with portions in color and the phrase "All 10 Markets Served" written across it.]





     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger



--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; ECHOSTAR, HUGHES,
                                                FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------


- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


     [119 degrees]             [110 degrees]             [101 degrees]
     [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]





--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------


[IOWA]


- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.1 million TV households in Iowa.





     [119 degrees]             [110 degrees]             [101 degrees]
     [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]


[Map of the state of Iowa and certain surrounding states with portions in color and the phrase "Local Channels, All 1.1 Million Households" written across it.]


     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH,
                                                SEPT. 2001; ECHOSTAR, HUGHES,
                                                FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------


- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.






     [Map of the United States with the phrase "One Nation, One Rate Card"
                              written across it.]







--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------


[IOWA]


- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.





               [Map of the state of Iowa with portions in color.]




     LEGEND
     [Colored box.] Households Without Broadband Access



--------------------------------------------------------------------------------

11  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------


[IOWA]


- The merger will bridge the digital divide in Iowa by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Iowa and the country to a digital "have."





             [Map of the state of Iowa filled entirely with color.]




--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------


- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


        [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------


- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.





               [Map of the United States with portions in color.]





     LEGEND
     [Colored box.] Households With No Competitive Alternative



--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER          SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                "ANNUAL ASSESSMENT OF THE STATUS
                                                OF COMPETITION IN THE MARKET FOR
                                                THE DELIVERY OF VIDEO
                                                PROGRAMMING," JAN. 14, 2002, PP.
                                                11, 87; ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002; "REPORT ON CABLE
                                                INDUSTRY PRICES," FEDERAL
                                                COMMUNICATIONS COMMISSION, FEB.
                                                14, 2001, P. 9, AND DEC. 15,
                                                1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Iowa and all Americans.


       [Map of the United States with the phrase "107 Million Households"
                              written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER          FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------



                    -    Local Channels, All Americans

                    -    One Nation, One Rate Card

                    -    Eliminates the "Digital Divide"




                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS




--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

--------------------------------------------------------------------------------

                           THE ECHOSTAR/HUGHES MERGER
                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN KANSAS

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

       February 26, 2002

       EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 8 MARKETS IN KANSAS.

       Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

       New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

       ...CONTINUED

       Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

       The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

       Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Kansas, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

       The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Kansas to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

KANSAS

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Kansas.

- About .7 million of the 1 million TV households in Kansas subscribe to a cable service, which equates to about 69% of all Kansas households.





              [Map of the state of Kansas with portions in color.]





       LEGEND
       [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

KANSAS

- In Kansas, only those DBS TV households within the Kansas City television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Kansas in which DIRECTV and DISH Network began delivering local channels.





  [Map of the state of Kansas and certain surrounding states with portions in color and with the phrase "217,000 DBS Subscribers" written across it.]





       LEGEND
       [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

KANSAS

- As shown by this map, Kansas TV households outside the Kansas City television market do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 8 local channel markets in Kansas.





    [Map of the state of Kansas and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]





       LEGEND
       [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

KANSAS

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 8 markets in Kansas.



  [Map of the state of Kansas and certain surrounding states with portions in color and the phrase "All 8 Markets Served" written across it.]



       LEGEND
       [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.



[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]





--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

KANSAS

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1 million TV households in Kansas.





[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Kansas and certain surrounding states with portions in color and the phrase "Local Channels, All 1 Million Households"
                              written across it.]





       LEGEND
       [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.




 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]





--------------------------------------------------------------------------------
10   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

KANSAS

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.





              [Map of the state of Kansas with portions in color.]





       LEGEND
       [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11   THE ECHOSTAR/HUGHES MERGER                      SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

KANSAS

- The merger will bridge the digital divide in Kansas by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Kansas and the country to a digital "have."





            [Map of the state of Kansas filled entirely with color.]





--------------------------------------------------------------------------------
12   THE ECHOSTAR/HUGHES MERGER                      SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.




[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]





--------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.




               [Map of the United States with portions in color.]





       LEGEND
       [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14   THE ECHOSTAR/HUGHES MERGER                SOURCE: FCC EIGHTH ANNUAL REPORT,
                                             "ANNUAL ASSESSMENT OF THE STATUS OF
                                               COMPETITION IN THE MARKET FOR THE
                                                 DELIVERY OF VIDEO PROGRAMMING,"
                                                      JAN. 14, 2002, PP. 11, 87;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                              "REPORT ON CABLE INDUSTRY PRICES,"
                                              FEDERAL COMMUNICATIONS COMMISSION,
                                                        FEB. 14, 2001, P. 9, AND
                                                             DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Kansas and all Americans.




   [Map of the United States with the phrase "107 Million Households" written across it.]





--------------------------------------------------------------------------------
15   THE ECHOSTAR/HUGHES MERGER                FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                         ASSESSMENT OF THE STATUS OF COMPETITION
                                         IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------



- Local Channels, All Americans

- One Nation, One Rate Card

- Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS




--------------------------------------------------------------------------------
16   THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17   THE ECHOSTAR/HUGHES MERGER

                                      ****

--------------------------------------------------------------------------------




                            THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN KENTUCKY



[ECHOSTAR LOGO]                                                [HUGHES LOGO]


--------------------------------------------------------------------------------
                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 10 MARKETS IN KENTUCKY.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed A TECHNICALLY AND COMMERCIALLY FEASIBLE plan to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....CONTINUED


Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Kentucky, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Kentucky to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #


--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

KENTUCKY

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Kentucky.

- About 1.0 million of the 1.5 million TV households in Kentucky subscribe to a cable service, which equates to about 66% of all Illinois households.



             [Map of the state of Kentucky with portions in color.]




  LEGEND
  [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

KENTUCKY

- In Kentucky, only those DBS TV households within the Cincinnati and Nashville television markets have a fully competitive multi-channel alternative to cable --WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Kentucky in which DIRECTV and DISH Network began delivering local channels.



 [Map of the state of Kentucky and certain surrounding states with portions in color and with the phrase "420,000 DBS Subscribers" written across it.]





  LEGEND
  [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                                          DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

KENTUCKY

- As shown by this map, Kentucky TV households outside the Cincinnati and Nashville television markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 10 local channel markets in Kentucky.


   [Map of the state of Kentucky and certain surrounding states with portions in color and the phrase "8 TV Markets Unserved" written across it.]




  LEGEND
  [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                   SKYRESEARCH, FEB. 2002; ECHOSTAR AND DIRECTV,
                                                                   JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

KENTUCKY

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 10 markets in Kentucky.



 [Map of the state of Kentucky and certain surrounding states with portions in color and the phrase "All 10 Markets Served" written across it.]




  LEGEND
  [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]



--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED

--------------------------------------------------------------------------------

KENTUCKY

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.5 million TV households in Kentucky.




[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Kentucky and certain surrounding states with portions in color and the phrase "Local Channels, All 1.5 Million Households" written across it.]






  LEGEND
  [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING

--------------------------------------------------------------------------------

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]



--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

KENTUCKY

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service--the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


             [Map of the state of Kentucky with portions in color.]


  LEGEND
  [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER                       SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

KENTUCKY

- The merger will bridge the digital divide in Kentucky by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Kentucky and the country to a digital "have."


           [Map of the state of Kentucky filled entirely with color.]


--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER                       SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH

--------------------------------------------------------------------------------

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.



[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.



               [Map of the United States with portions in color.]



  LEGEND
  [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER         SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                      ASSESSMENT OF THE STATUS OF COMPETITION IN
                                            THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                      "REPORT ON CABLE INDUSTRY PRICES," FEDERAL
                                       COMMUNICATIONS COMMISSION, FEB. 14, 2001,
                                                   P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Kentucky and all Americans.



   [Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                      OF THE STATUS OF COMPETITION IN THE MARKET
                                         FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                                      JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------



- Local Channels, All Americans

- One Nation, One Rate Card

- Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

--------------------------------------------------------------------------------




THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN LOUISIANA






[ECHOSTAR LOGO]                                               [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


     February 26, 2002

     EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 8 MARKETS IN LOUISIANA.

     Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

     New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                   CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

     ...CONTINUED


     Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

     The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

     Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Louisiana, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

     The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Louisiana to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.


                                      # # #

--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------


[LOUISIANA]

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Louisiana.

- About 1.2 million of the 1.6 million TV households in Louisiana subscribe to a cable service, which equates to about 73% of all Louisiana households.



            [Map of the state of Louisiana with portions in color.]





     LEGEND
     [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER          SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------


- Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.


    [Map of the United States with portions in color and with the phrase "65
                    Million Households" written across it.]



     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels



--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER          SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN
                                                MEDIA RESEARCH, SEPT. 2001;
                                                ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------


[LOUISIANA]



- As shown by this map, Louisiana TV households do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 8 local markets in Louisiana.



   [Map of the state of Louisiana and certain surrounding areas with portions in color and the phrase "8 TV Markets Unserved" written across it.]




     LEGEND

     [Colored box.] Households With No Competitive Alternative Today




--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------


[LOUISIANA]



- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 8 markets in Louisiana.



 [Map of the state of Louisiana and certain surrounding states with portions in color and the phrase "All 8 Markets Served" written across it.]



     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger



--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; ECHOSTAR, HUGHES,
                                                FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------



- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]



--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------


[LOUISIANA]



- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.6 million TV households in Louisiana.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Louisiana and certain surrounding areas with portions in color and the phrase "Local Channels, All 1.6 Million Households" written across it.]



     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH,
                                                SEPT. 2001; ECHOSTAR, HUGHES,
                                                FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------


- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]




--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------


[LOUISIANA]



- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


            [Map of the state of Louisiana with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access



--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------
[LOUISIANA]

- The merger will bridge the digital divide in Louisiana by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Louisiana and the country to a digital "have."



          [Map of the state of Louisiana filled entirely with color.]




--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------


- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------


- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.



               [Map of the United States with portions in color.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative



--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER          SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                "ANNUAL ASSESSMENT OF THE STATUS
                                                OF COMPETITION IN THE MARKET FOR
                                                THE DELIVERY OF VIDEO
                                                PROGRAMMING," JAN. 14, 2002, PP.
                                                11, 87; ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002; "REPORT ON CABLE
                                                INDUSTRY PRICES," FEDERAL
                                                COMMUNICATIONS COMMISSION, FEB.
                                                14, 2001, P. 9, AND DEC. 15,
                                                1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------


- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Louisiana and all Americans.




   [Map of the United States with the phrase "107 Million Households" written across it.]



--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER          FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                    -    Local Channels, All Americans

                    -    One Nation, One Rate Card

                    -    Eliminates the "Digital Divide"




                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

--------------------------------------------------------------------------------


THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN MAINE





[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


     February 26, 2002


     EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 3 MARKETS IN MAINE.

     Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

     New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                   CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

     ...CONTINUED

     Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

     The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

     Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Maine, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

     The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Maine to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.



                                      # # #

--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------


[MAINE]



- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Maine.

- About .3 million of the .5 million TV households in Maine subscribe to a cable service, which equates to about 70% of all Maine households.



              [Map of the state of Maine with portions in color.]



     LEGEND
     [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER          SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------


- Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.



          [Map of the United States and certain portions in color and with the phrase "65 Million Households" written across it.]




     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels



--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER          SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN
                                                MEDIA RESEARCH, SEPT. 2001;
                                                ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------


[MAINE]



- As shown by this map, Maine TV households do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 3 local markets in Maine.




    [Map of the state of Maine and certain surrounding states with portions in color and the phrase "3 TV Markets Unserved" written across it.]



     LEGEND
     [Colored box.] Households With No Competitive Alternative Today




--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------


[MAINE]



- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 3 markets in Maine.




   [Map of the state of Maine and certain surrounding states with portions in color and the phrase "All 3 Markets Served" written across it.]




     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger



--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; ECHOSTAR, HUGHES,
                                                FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------



- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]





--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------


[MAINE]



- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .5 million TV households in Maine.




[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Maine and certain surrounding states with portions in color and the phrase "Local Channels, All .5 Million Households" written across it.]





     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH,
                                                SEPT. 2001; ECHOSTAR, HUGHES,
                                                FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------


- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.







 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]






--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------


[MAINE]


- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.





              [Map of the state of Maine with portions in color.]





     LEGEND
     [Colored box.]  Households Without Broadband Access



--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

[MAINE]



- The merger will bridge the digital divide in Maine by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Maine and the country to a digital "have."








            [Map of the state of Maine filled entirely with color.]





--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------


- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.






[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]






--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------


- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.






               [Map of the United States with portions in color.]





     LEGEND
     [Colored box.] Households With No Competitive Alternative



--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER          SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                "ANNUAL ASSESSMENT OF THE STATUS
                                                OF COMPETITION IN THE MARKET FOR
                                                THE DELIVERY OF VIDEO
                                                PROGRAMMING," JAN. 14, 2002, PP.
                                                11, 87; ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002; "REPORT ON CABLE
                                                INDUSTRY PRICES," FEDERAL
                                                COMMUNICATIONS COMMISSION, FEB.
                                                14, 2001, P. 9, AND DEC. 15,
                                                1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------


- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Maine and all Americans.






   [Map of the United States with the phrase "107 Million Households" written across it.]







--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER          FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                       - Local Channels, All Americans

                       - One Nation, One Rate Card

                       - Eliminates the "Digital Divide"




                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

--------------------------------------------------------------------------------


                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN MARYLAND

         [ECHOSTAR LOGO]                                  [HUGHES LOGO]

--------------------------------------------------------------------------------

                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

        February 26, 2002

        EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 4 MARKETS IN MARYLAND.

        Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

        New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

        ...CONTINUED

        Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

        The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

        Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Maryland, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

        The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Maryland to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------

3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

MARYLAND

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Maryland.

- About 1.3 million of the 2.0 million TV households in Maryland subscribe to a cable service, which equates to about 70% of all Maryland households.

             [Map of the state of Maryland with portions in color.]


     LEGEND
     [Colored box.] - Cable Franchise Areas

--------------------------------------------------------------------------------
4 THE ECHOSTAR/HUGHES MERGER                      SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

MARYLAND

- In Maryland, only those DBS TV households within the Baltimore, Pittsburgh and Washington, D.C. television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception; consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the three markets in Maryland in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Maryland and certain surrounding states with portions in color and with the phrase "334,000 DBS Subscribers" written across it.]

    LEGEND
    [Colored box.] - Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                         SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

MARYLAND

- As shown by this map, Maryland TV households outside the Baltimore, Pittsburgh and Washington, D.C. television markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 4 local channel markets in Maryland.

   [Map of the state of Maryland and certain surrounding states with portions in color and the phrase "1 TV Market Unserved" written across it.]

     LEGEND
     [Colored box.] - Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                     SKYRESEARCH, FEB. 2002; ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

MARYLAND

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 4 markets in Maryland.

   [Map of the state of Maryland and certain surrounding states with portions in color and the phrase "All 4 Markets Served" written across it.]


     LEGEND
     [Colored box.] - TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]


    [Map of the United States with the phrase "Over 500 Duplicative Channels
                           Today" written across it.]

--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

MARYLAND

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2 million TV households in Maryland.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

   [Map of the state of Maryland and certain surrounding states with portions in color and the phrase "Local Channels, All 2 Million Households"
                              written across it.]


     LEGEND
     [Colored box.] - DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                                     ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

MARYLAND

- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Maryland with portions in color.]

     LEGEND
     [Colored box.] - Households Without Broadband Access

--------------------------------------------------------------------------------
11   THE ECHOSTAR/HUGHES MERGER                      SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

MARYLAND

- The merger will bridge the digital divide in Maryland by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Maryland and the country to a digital "have."

           [Map of the state of Maryland filled entirely with color.]

--------------------------------------------------------------------------------
12   THE ECHOSTAR/HUGHES MERGER                      SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] - Households With No Competitive Alternative

--------------------------------------------------------------------------------
14   THE ECHOSTAR/HUGHES MERGER                SOURCE: FCC EIGHTH ANNUAL REPORT,
                                 "ANNUAL ASSESSMENT OF THE STATUS OF COMPETITION
                           IN THE MARKET FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                 JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND DIRECTV, JAN. 31, 2002; "REPORT ON CABLE INDUSTRY PRICES," FEDERAL COMMUNICATIONS COMMISSION,
                                    FEB. 14, 2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Maryland and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15   THE ECHOSTAR/HUGHES MERGER                        FCC EIGHTH ANNUAL REPORT,
                                 "ANNUAL ASSESSMENT OF THE STATUS OF COMPETITION
                           IN THE MARKET FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                                      JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

-    Local Channels, All Americans

-    One Nation, One Rate Card

-    Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16   THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------
In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17   THE ECHOSTAR/HUGHES MERGER

                                     * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                       FOR ALL CONSUMERS IN MASSACHUSETTS

[ECHOSTAR LOGO]                                                  [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 4 MARKETS IN MASSACHUSETTS.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Massachusetts, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Massachusetts to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                     # # #

--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

MASSACHUSETTS

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Massachusetts.

o About 1.9 million of the 2.3 million TV households in Massachusetts subscribe to a cable service, which equates to about 81% of all Massachusetts households.

          [Map of the state of Massachusetts with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

MASSACHUSETTS

o In Massachusetts, only those DBS TV households within the Boston television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Massachusetts in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of Massachusetts and certain surrounding states with portions in color and with the phrase "221,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

MASSACHUSETTS

o As shown by this map, Massachusetts TV households outside the Boston television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 4 local channel markets in Massachusetts.

[Map of the state of Massachusetts and certain surrounding states with portions in color and the phrase "3 TV Markets Unserved" written across it.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

MASSACHUSETTS

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 4 markets in Massachusetts.

[Map of the state of Massachusetts and certain surrounding states with portions in color and the phrase "All 4 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

     [119 degrees]             [110 degrees]             [101 degrees]
     [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

MASSACHUSETTS

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2.3 million TV households in Massachusetts.

     [119 degrees]             [110 degrees]             [101 degrees]
     [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]

[Map of the state of Massachusetts and certain surrounding states with portions in color and the phrase "Local Channels, All 2.3 Million Households"
                              written across it.]
     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


     [Map of the United States with the phrase "One Nation, One Rate Card"
                              written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

MASSACHUSETTS

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

          [Map of the state of Massachusetts with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER      SOURCE: THE BUXTON COMPANY,
                                            "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

MASSACHUSETTS

o The merger will bridge the digital divide in Massachusetts by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Massachusetts and the country to a digital "have."

        [Map of the state of Massachusetts filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER      SOURCE: THE BUXTON COMPANY,
                                            "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

        [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
14   THE ECHOSTAR/HUGHES MERGER     SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                            "REPORT ON CABLE INDUSTRY PRICES,"
                                            FEDERAL COMMUNICATIONS COMMISSION,
                                            FEB. 14, 2001, P. 9, AND DEC. 15,
                                            1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers-- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Massachusetts and all Americans.

       [Map of the United States with the phrase "107 Million Households"
                              written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                                    OF THE STATUS OF COMPETITION
                                         IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                        o Local Channels, All Americans

                        o One Nation, One Rate Card

                        o Eliminates the "Digital Divide"

                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                  ****

                            THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN MICHIGAN


[ECHOSTAR LOGO]                                                  [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 11 MARKETS IN MICHIGAN.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Michigan, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Michigan to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                     # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

MICHIGAN

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Michigan.

o About 2.4 million of the 3.7 million TV households in Michigan subscribe to a cable service, which equates to about 66% of all Michigan households.

             [Map of the state of Michigan with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

MICHIGAN

o In Michigan, only those DBS TV households within the Detroit television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Michigan in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Michigan and certain surrounding states with portions in color and with the phrase "749,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

Michigan

o As shown by this map, Michigan TV households outside the Detroit television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 11 local channel markets in Michigan.

   [Map of the state of Michigan and certain surrounding states with portions in color and the phrase "10 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

MICHIGAN

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 11 markets in Michigan.

 [Map of the state of Michigan and certain surrounding states with portions in color and the phrase "All 11 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

MICHIGAN

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 3.7 million TV households in Michigan.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Michigan and certain surrounding states with portions in color and the phrase "Local Channels, All 3.7 Million Households" written across
                                      it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

MICHIGAN

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.

             [Map of the state of Michigan with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access


--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER         SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

MICHIGAN

o The merger will bridge the digital divide in Michigan by providing consumers in every community with a competitively priced high- speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Michigan and the country to a digital "have."


           [Map of the state of Michigan filled entirely with color.]



--------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER  SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                        "REPORT ON CABLE INDUSTRY PRICES,"
                                        FEDERAL COMMUNICATIONS COMMISSION,
                                        FEB. 14, 2001, P. 9, AND
                                        DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Michigan and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87;
                                    ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


o   Local Channels, All Americans

o   One Nation, One Rate Card

o   Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                     * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN MINNESOTA



[ECHOSTAR LOGO]                                                   [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 7 MARKETS IN MINNESOTA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2 THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Minnesota, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Minnesota to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3 THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

MINNESOTA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Minnesota.

o About 1.0 million of the 1.8 million TV households in Minnesota subscribe to a cable service, which equates to about 57% of all Minnesota households.

             [Map of the state of Minnesota with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4 THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

MINNESOTA

o In Minnesota, only those DBS TV households within the Minneapolis-St. Paul television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Minnesota in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of Minnesota and certain surrounding states with portions in color and with the phrase "422,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5 THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                           SKYRESEARCH, FEB. 2002;
                                           ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

MINNESOTA

o As shown by this map, Minnesota TV households outside the Minneapolis-St. Paul television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 7 local channel markets in Minnesota.

  [Map of the state of Minnesota and certain surrounding states with portions in color and the phrase "6 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

MINNESOTA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 7 markets in Minnesota.

 [Map of the state of Minnesota and certain surrounding states with portions in color and the phrase "All 7 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

MINNESOTA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.8 million TV households in Minnesota.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Minnesota and certain surrounding states with portions in color and the phrase "Local Channels, All 1.8 Million Households"
                              written across it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

             [Map of the United States with the phrase "One Nation,
                       One Rate Card" written across it.]

--------------------------------------------------------------------------------
10 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

MINNESOTA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.

            [Map of the state of Minnesota with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11 THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

MINNESOTA

o The merger will bridge the digital divide in Minnesota by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Minnesota and the country to a digital "have."


          [Map of the state of Minnesota filled entirely with color.]

--------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

       [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14 THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002; "REPORT
                                            ON CABLE INDUSTRY PRICES," FEDERAL
                                            COMMUNICATIONS COMMISSION,
                                            FEB. 14, 2001, P. 9, AND
                                            DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers-- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Minnesota and all Americans.

       [Map of the United States with the phrase "107 Million Households"
                              written across it.]

--------------------------------------------------------------------------------
15 THE ECHOSTAR/HUGHES MERGER                  FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                                     ASSESSMENT OF THE STATUS OF
                                               COMPETITION IN THE MARKET FOR THE
                                                 DELIVERY OF VIDEO PROGRAMMING,"
                                                      JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                        o Local Channels, All Americans

                        o One Nation, One Rate Card

                        o Eliminates the "Digital Divide"

                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16 THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.





--------------------------------------------------------------------------------
17 THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                        FOR ALL CONSUMERS IN MISSISSIPPI


[ECHOSTAR LOGO]                                                  [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 10 MARKETS IN MISSISSIPPI.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Mississippi, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Mississippi to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                     # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

MISSISSIPPI

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Mississippi.

o About .6 million of the 1 million TV households in Mississippi subscribe to a cable service, which equates to about 61% of all Mississippi households.

           [Map of the state of Mississippi with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

MISSISSIPPI

o In Mississippi, only those DBS TV households within the Memphis television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Mississippi in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of Mississippi and certain surrounding states with portions in color and with the phrase "339,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels



--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

MISSISSIPPI

o As shown by this map, Mississippi TV households outside the Memphis television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 10 local channel markets in Mississippi.

 [Map of the state of Mississippi and certain surrounding states with portions in color and the phrase "9 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

MISSISSIPPI

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 10 markets in Mississippi.

[Map of the state of Mississippi and certain surrounding states with portions in color and the phrase "All 10 Markets Served" written across it.]


     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]              [110 degrees]               [101 degrees]
[Picture of satellite.]    [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

MISSISSIPPI

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1 million TV households in Mississippi.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Mississippi and certain surrounding states with portions in color and the phrase "Local Channels, All 1 Million Households" written across it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

MISSISSIPPI

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

           [Map of the state of Mississippi with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

MISSISSIPPI

o The merger will bridge the digital divide in Mississippi by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Mississippi and the country to a digital "have."

         [Map of the state of Mississippi filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

         [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER     SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                           ASSESSMENT OF THE STATUS OF
                                           COMPETITION IN THE MARKET FOR THE
                                           DELIVERY OF VIDEO PROGRAMMING," JAN.
                                           14, 2002, PP. 11, 87; ECHOSTAR AND
                                           DIRECTV, JAN. 31, 2002; "REPORT ON
                                           CABLE INDUSTRY PRICES," FEDERAL
                                           COMMUNICATIONS COMMISSION, FEB. 14,
                                           2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Mississippi and all Americans.

[Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                  OF THE STATUS OF COMPETITION IN THE MARKET FOR
                                             THE DELIVERY OF VIDEO PROGRAMMING,"
                                                      JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                       o     Local Channels, All Americans

                       o     One Nation, One Rate Card

                       o     Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM.
Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN MISSOURI


[ECHOSTAR LOGO]                                                  [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 13 MARKETS IN MISSOURI.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Missouri, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Missouri to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

MISSOURI

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Missouri.

o About 1.2 million of the 2.1 million TV households in Missouri subscribe to a cable service, which equates to about 56% of all Missouri households.

             [Map of the state of Missouri with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

MISSOURI

o In Missouri, only those DBS TV households within the Kansas City, Memphis and St. Louis television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the three markets in Missouri in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Missouri and certain surrounding states with portions in color and with the phrase "615,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

MISSOURI

o As shown by this map, Missouri TV households outside the Kansas City, Memphis and St. Louis television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 13 local channel markets in Missouri.

   [Map of the state of Missouri and certain surrounding states with portions in color and the phrase "10 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

MISSOURI

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 13 markets in Missouri.

 [Map of the state of Missouri and certain surrounding states with portions in color and the phrase "All 13 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

MISSOURI

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2.1 million TV households in Missouri.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Missouri and certain surrounding states with portions in color and the phrase "Local Channels, All 2.1 Million Households" written across it.]



     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

MISSOURI

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


             [Map of the state of Missouri with portions in color.]


     LEGEND
     [Colored box.] Households Without Broadband Access

-------------------------------------------------------------------------------
11 THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

MISSOURI

o The merger will bridge the digital divide in Missouri by providing consumers in every community with a competitively priced high- speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Missouri and the country to a digital "have."

           [Map of the state of Missouri filled entirely with color.]


--------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER        SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                              ASSESSMENT OF THE STATUS OF
                                              COMPETITION IN THE MARKET FOR THE
                                              DELIVERY OF VIDEO PROGRAMMING,"
                                              JAN. 14, 2002, PP. 11, 87;
                                              ECHOSTAR AND DIRECTV, JAN. 31,
                                              2002; "REPORT ON CABLE INDUSTRY
                                              PRICES," FEDERAL COMMUNICATIONS
                                              COMMISSION, FEB. 14, 2001, P. 9,
                                              AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers-- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Missouri and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15 THE ECHOSTAR/HUGHES MERGER    FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT OF
                                 THE STATUS OF COMPETITION IN THE MARKET FOR THE
                                  DELIVERY OF VIDEO PROGRAMMING," JAN. 14, 2002,
                                 PP. 11, 87; ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                         o   Local Channels, All Americans

                         o   One Nation, One Rate Card

                         o   Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN MONTANA

[ECHOSTAR LOGO]                                                  [HUGHES LOGO]


--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 9 MARKETS IN MONTANA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    CONTINUED...
--------------------------------------------------------------------------------
2 THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Montana, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Montana to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3 THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

MONTANA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Montana.

o About .2 million of the .3 million TV households in Montana subscribe to a cable service, which equates to about 53% of all Montana households.

             [Map of the state of Montana with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4 THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

o Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.

           [Map of the United States with portions in color and with the phrase "65 Million Households" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5 THE ECHOSTAR/HUGHES MERGER         SOURCE: SKYRESEARCH, FEB. 2002;
                                             NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

MONTANA

o As shown by this map, Montana TV households do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 9 local markets in Montana.

   [Map of the state of Montana and certain surrounding states with portions in color and the phrase "9 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today


--------------------------------------------------------------------------------
6 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

MONTANA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 9 markets in Montana.

  [Map of the state of Montana and certain surrounding states with portions in color and the phrase "All 9 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7 THE ECHOSTAR/HUGHES MERGER         SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

MONTANA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .3 million TV households in Montana.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Montana and certain surrounding states with portions in color and the phrase "Local Channels, All .3 Million Households" written across it.]


     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10 THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

MONTANA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.

             [Map of the state of Montana with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11 THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

MONTANA

o The merger will bridge the digital divide in Montana by providing consumers in every community with a competitively priced high- speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Montana and the country to a digital "have."

           [Map of the state of Montana filled entirely with color.]

--------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14 THE ECHOSTAR/HUGHES MERGER        SOURCE: FCC EIGHTH ANNUAL REPORT,
                                             "ANNUAL ASSESSMENT OF THE STATUS
                                             OF COMPETITION IN THE MARKET FOR
                                             THE DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002; "REPORT
                                             ON CABLE INDUSTRY PRICES," FEDERAL
                                             COMMUNICATIONS COMMISSION, FEB. 14,
                                             2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Montana and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15 THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                     OF THE STATUS OF COMPETITION IN THE MARKET
                                        FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                                     JAN. 14, 2002, PP. 11, 87;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                        o    Local Channels, All Americans

                        o    One Nation, One Rate Card

                        o    Eliminates the "Digital Divide"

                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16 THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17 THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN NEBRASKA




[ECHOSTAR LOGO]                                                    [HUGHES LOGO]






--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 9 MARKETS IN NEBRASKA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Nebraska, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Nebraska to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

NEBRASKA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Nebraska.


o About .5 million of the .6 million TV households in Nebraska subscribe to a cable service, which equates to about 70% of all Nebraska households.



             [Map of the state of Nebraska with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

NEBRASKA

o In Nebraska, only those DBS TV households within the Denver television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Nebraska in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Nebraska and certain surrounding states with portions in color and with the phrase "145,000 DBS Subscribers" written across it.]

    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels
--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV, JAN. 31,
                                                2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

NEBRASKA

o As shown by this map, Nebraska TV households outside the Denver television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 9 local channel markets in Nebraska.

   [Map of the state of Nebraska and certain surrounding states with portions in color and the phrase "8 TV Markets Unserved" written across it.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV, JAN. 31,
                                                2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

NEBRASKA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 9 markets in Nebraska.

 [Map of the state of Nebraska and certain surrounding states with portions in color and the phrase "All 9 Markets Served" written across it.]

    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                               2001; ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

    [119 degrees]             [110 degrees]             [101 degrees]
    [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]


        [Map of the United States with the phrase "Over 500 Duplicative
                      Channels Today" written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NEBRASKA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .6 million TV households in Nebraska.

    [119 degrees]             [110 degrees]             [101 degrees]
    [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]

       [Map of the state of Nebraska and certain surrounding states with portions in color and the phrase "Local Channels,
                 All .6 Million Households" written across it.]

    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger
--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                               2001; ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

                   [Map of the United States with the phrase
                "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NEBRASKA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Nebraska with portions in color]

    LEGEND
    [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NEBRASKA

o The merger will bridge the digital divide in Nebraska by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Nebraska and the country to a digital "have."

           [Map of the state of Nebraska filled entirely with color.]



--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


               [Photo of a man on a ladder installing a DirectTV
                     satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER         SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                               ASSESSMENT OF THE STATUS OF
                                               COMPETITION IN THE MARKET FOR THE
                                               DELIVERY OF VIDEO PROGRAMMING,"
                                               JAN. 14, 2002, PP. 11, 87;
                                               ECHOSTAR AND DIRECTV, JAN. 31,
                                               2002; "REPORT ON CABLE INDUSTRY
                                               PRICES," FEDERAL COMMUNICATIONS
                                               COMMISSION, FEB. 14, 2001, P. 9,
                                               AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Nebraska and all Americans.

                   [Map of the United States with the phrase
                  "107 Million Households" written across it.]



--------------------------------------------------------------------------------
 15  THE ECHOSTAR/HUGHES MERGER     FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV,  JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------



                        o Local Channels, All Americans

                        o One Nation, One Rate Card

                        o Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS





--------------------------------------------------------------------------------
 16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------
In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.





--------------------------------------------------------------------------------
 17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN NEVADA

[ECHOSTAR LOGO]                                                  [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 3 MARKETS IN NEVADA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...

--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....CONTINUED


Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Nevada, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Nevada to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #



--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

NEVADA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Nevada.

o About .5 million of the .8 million TV households in Nevada subscribe to a cable service, which equates to about 70% of all Nevada households.

              [Map of the state of Nevada with portions in color.]


     LEGEND
     [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

NEVADA

o In Nevada, only those DBS TV households within the Salt Lake City television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Nevada in which DIRECTV and DISH Network began delivering local channels.

  [Map of the state of Nevada and certain surrounding states with portions in color and with the phrase "145,000 DBS Subscribers" written across it.]


      LEGEND
      [Colored box.] Households With Access to DBS With Local Channels


--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV, JAN. 31,
                                                2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------


NEVADA

o As shown by this map, Nevada TV households outside the Salt Lake City television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 3 local channel markets in Nevada.


    [Map of the state of Nevada and certain surrounding states with portions in color and the phrase "2 TV Markets Unserved" written across it.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV, JAN. 31,
                                                2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

NEVADA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 3 markets in Nevada.

  [Map of the state of Nevada and certain surrounding states with portions in color and the phrase "All 3 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger



--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; ECHOSTAR, HUGHES, FEB.
                                                2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]


--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NEVADA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .8 million TV households in Nevada.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Nevada and certain surrounding states with portions in color and the phrase "Local Channels, All .8 Million Households" written across it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; ECHOSTAR, HUGHES, FEB.
                                                2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NEVADA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


              [Map of the state of Nevada with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access


--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NEVADA

o The merger will bridge the digital divide in Nevada by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Nevada and the country to a digital "have."


            [Map of the state of Nevada filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002; "REPORT
                                             ON CABLE INDUSTRY PRICES," FEDERAL
                                             COMMUNICATIONS COMMISSION, FEB. 14,
                                             2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Nevada and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER               FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                      o    Local Channels, All Americans

                      o    One Nation, One Rate Card

                      o    Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.





--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                       FOR ALL CONSUMERS IN NEW HAMPSHIRE











[ECHOSTAR LOGO]                                                    [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 3 MARKETS IN NEW HAMPSHIRE.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                 CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in New Hampshire, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in New Hampshire to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

NEW HAMPSHIRE

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across New Hampshire.

o About .4 million of the .5 million TV households in New Hampshire subscribe to a cable service, which equates to about 81% of all New Hampshire households.

          [Map of the State of New Hampshire with portions in color.]

                       LEGEND
                       [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

NEW HAMPSHIRE

o In New Hampshire, only those DBS TV households within the Boston television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in New Hampshire in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of New Hampshire and certain surrounding states with portions in color and with the phrase "81,000 DBS Subscribers" written across it.]

         LEGEND
         [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER                SOURCE: NIELSEN MEDIA RESEARCH,
                                                     SEPT. 2001; SKYRESEARCH,
                                                     FEB. 2002; ECHOSTAR AND
                                                     DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

NEW HAMPSHIRE

o As shown by this map, New Hampshire TV households outside the Boston television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 3 local channel markets in New Hampshire.

[Map of the state of New Hampshire and certain surrounding states with portions in color and the phrase "2 TV Markets Unserved" written across it.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER                SOURCE: NIELSEN MEDIA RESEARCH,
                                                     SEPT. 2001; SKYRESEARCH,
                                                     FEB. 2002; ECHOSTAR AND
                                                     DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

NEW HAMPSHIRE

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 3 markets in New Hampshire.

[Map of the state of New Hampshire and certain surrounding states with portions in color and the phrase "All 3 Markets Served" written across it.]

         LEGEND
         [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of Satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the Phrase "Over 500 Duplicative Channels Today" written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NEW HAMPSHIRE

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .5 million TV households in New Hampshire.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of New Hampshire and surrounding states with portions in color and the phrase "Local Channels, All .5 Million Households" written across it.]

        LEGEND
      [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NEW HAMPSHIRE

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


          [Map of the state of New Hampshire with portions in color.]

                LEGEND
              [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11 THE ECHOSTAR/HUGHES MERGER                  SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NEW HAMPSHIRE

o The merger will bridge the digital divide in New Hampshire by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in New Hampshire and the country to a digital "have."

        [Map of the state of New Hampshire filled entirely with color.]

--------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER                  SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

ONE NATION, ONE DISH
-------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirectTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

                 [Map of United States with portions in color.]

             LEGEND
           [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14 THE ECHOSTAR/HUGHES MERGER           SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                "ANNUAL ASSESSMENT OF THE STATUS
                                                OF COMPETITION IN THE MARKET FOR
                                                THE DELIVERY OF VIDEO
                                                PROGRAMMING," JAN. 14, 2002, PP.
                                                11, 87; ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002; "REPORT ON CABLE
                                                INDUSTRY PRICES," FEDERAL
                                                COMMUNICATIONS COMMISSION, FEB.
                                                14, 2001, P. 9, AND DEC. 15,
                                                1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of New Hampshire and all Americans.

[Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15 THE ECHOSTAR/HUGHES MERGER           FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11,
                                        87; ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                      o   Local Channels, All Americans

                      o   One Nation, One Rate Card

                      o   Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.




--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

--------------------------------------------------------------------------------

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                        FOR ALL CONSUMERS IN NEW JERSEY




    [ECHOSTAR LOGO]                                        [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 2 MARKETS IN NEW JERSEY.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in New Jersey, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in New Jersey to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------


NEW JERSEY

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across New Jersey.

o About 2.4 million of the 3 million TV households in New Jersey subscribe to a cable service, which equates to about 82% of all New Jersey households.


           [Map of the state of New Jersey with portions in color.]

                        LEGEND
                        [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER         SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

NEW  JERSEY

o Unlike most states in the U.S., New Jersey has a competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in New Jersey where DIRECTV and DISH Network began delivering local channels.


[Map of the state of New Jersey and certain surrounding states with portions in color and with the phrase "398,000 DBS Subscribers" written across it.]



                LEGEND
                [Colored box.] Households With Access to DBS With Local Channels
--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

o But New Jersey is one of the few lucky states. 42 million TV households are not served with local channels by DBS. Residents in these markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the country's 210 local channel markets.



[Map of the United States with portions in color and the phrase "42 Million TV Households Unserved" written across it.]


                 LEGEND
                 [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN
                                             MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

o DIRECTV and DISH Network engineering teams have developed a system that is technologically feasible and economically viable for the merged company to deliver full local broadcast service, in all 210 television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market in the country, including Alaska and Hawaii.


[Map of the United States filled entirely with color and the phrase "107 Million Households" written across it.]

          LEGEND
          [Colored box.] TV Households With Competitive Alternative After Merger


--------------------------------------------------------------------------------
7 THE ECHOSTAR/HUGHES MERGER         SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]
--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER        SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NEW JERSEY

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 3 million TV households in New Jersey.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of New Jersey and certain surrounding states with portions in color and the phrase "Local Channels, All 3 Million Households" written across it.]



            LEGEND
            [Colored box.] DBS Households Served by Local Channels After Merger


--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER       SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NEW JERSEY

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.



           [Map of the state of New Jersey with portions in color.]


                     LEGEND
                     [Colored box.] Households Without Broadband Access
--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER       SOURCE: THE BUXTON COMPANY, "BROADBAND
                                             DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NEW JERSEY

o The merger will bridge the digital divide in New Jersey by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in New Jersey and the country to a digital "have."


         [Map of the state of New Jersey filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER       SOURCE: THE BUXTON COMPANY, "BROADBAND
                                             DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirectTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER       SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color]

                    LEGEND
                 [Colored box.] Households With No Competitive Alternative



--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002; "REPORT
                                             ON CABLE INDUSTRY PRICES," FEDERAL
                                             COMMUNICATIONS COMMISSION, FEB. 14,
                                             2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of New Jersey and all Americans.


[Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER               FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                        o Local Channels, All Americans

                        o One Nation, One Rate Card

                        o Eliminates the "Digital Divide"



                TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.




--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                        FOR ALL CONSUMERS IN NEW MEXICO



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 4 MARKETS IN NEW MEXICO.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.






                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in New Mexico, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in New Mexico to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #


--------------------------------------------------------------------------------
3 THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

NEW MEXICO

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across New Mexico.

o About .4 million of the .6 million TV households in New Mexico subscribe to a cable service, which equates to about 58% of all New Mexico households.

            [Map of the state of New Mexico with portions in color.]

                       LEGEND
                     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4 THE ECHOSTAR/HUGHES MERGER                      SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

NEW MEXICO

o In New Mexico, only those DBS TV households within the Albuquerque-Santa Fe television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in New Mexico in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of New Mexico and certain surrounding states with portions in color and with the phrase "168,000 DBS Subscribers" written across it.]

         LEGEND
       [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER                SOURCE: NIELSEN MEDIA RESEARCH,
                                                     SEPT. 2001; SKYRESEARCH,
                                                     FEB. 2002; ECHOSTAR AND
                                                     DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

NEW MEXICO

o As shown by this map, New Mexico TV households outside the Albuquerque-Santa Fe television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 4 local channel markets in New Mexico.

[Map of the state of New Mexico and certain surrounding states with portions in color and with the phrase "3 TV Markets Unserved" written across it.]


          LEGEND
        [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER                SOURCE: NIELSEN MEDIA RESEARCH,
                                                     SEPT. 2001; SKYRESEARCH,
                                                     FEB. 2002; ECHOSTAR AND
                                                     DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

NEW MEXICO

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 4 markets in New Mexico.

[Map of the state of New Mexico and certain surrounding states with portions in color and the phrase "All 4 Markets Served" written across it.]

      LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH,
                                                 SEPT. 2001; ECHOSTAR, HUGHES,
                                                 FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United State with the phrase "Over 500 Duplicative Channels Today" written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NEW MEXICO

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing deliver of local channels to all .6 million TV households in New Mexico.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of New Mexico and surrounding states with portions in color and the phrase "Local Channels, All .6 Million Households" written across it.]


        LEGEND
      [Colored box.] DBS Households Served by Local Channels After Merger


--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH,
                                                 SEPT. 2001; ECHOSTAR, HUGHES,
                                                 FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NEW MEXICO

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

            [Map of the state of New Mexico with portions in color.]

                LEGEND
             [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER                 SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NEW MEXICO

o The merger will bridge the digital divide in New Mexico by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in New Mexico and the country to a digital "have."

          [Map of the state of New Mexico filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER                 SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]


                        LEGEND
                     [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002; "REPORT
                                             ON CABLE INDUSTRY PRICES," FEDERAL
                                             COMMUNICATIONS COMMISSION, FEB. 14,
                                             2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of New Mexico and all Americans.


[Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                    o    Local Channels, All Americans

                    o    One Nation, One Rate Card

                    o    Eliminates the "Digital Divide"



                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.




--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN NEW YORK



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 10 MARKETS IN NEW YORK.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in New York, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in New York to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

NEW YORK

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across New York.

o About 4.8 million of the 6.6 million TV households in New York subscribe to a cable service, which equates to about 72% of all New York households.


             [Map of the state of New York with portions in color.]

    LEGEND
    [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

NEW YORK

o In New York, only those DBS TV households within the New York television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in New York in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of New York and certain surrounding states with portions in color and with the phrase "999,000 DBS Subscribers" written across it.]


    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH,
                                             SEPT. 2001; SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

NEW YORK

o As shown by this map, New York TV households outside the New York City television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 10 local channel markets in New York.


[Map of the state of New York and certain surrounding states with portions in color and the phrase "9 TV Markets Unserved" written across it.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH,
                                             SEPT. 2001; SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

NEW YORK

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 10 markets in New York.

   [Map of the state of New York and certain surrounding states with portions in color and the phrase "All 10 Markets Unserved" written across it.]

    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                               2001; ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                           written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NEW YORK

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 6.6 million TV households in New York.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

           [Map of the state of New York and certain surrounding states with portions in color and the phrase "Local Channels,
                All 6.6 Million Households" written across it.]

    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                               2001; ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

             [Map of the United States with the phrase "One Nation,
                       One Rate Card" written across it.]


--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NEW YORK

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

          [Map of the state of New York and certain surrounding states with portions in color.]

    LEGEND
    [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER          SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NEW YORK

o The merger will bridge the digital divide in New York by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in New York and the country to a digital "have."

           [Map of the state of New York filled entirely with color.]

--------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

        [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]


    LEGEND
    [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14 THE ECHOSTAR/HUGHES MERGER          SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                               ASSESSMENT OF THE STATUS OF
                                               COMPETITION IN THE MARKET FOR THE
                                               DELIVERY OF VIDEO PROGRAMMING,"
                                               JAN. 14, 2002, PP. 11, 87;
                                               ECHOSTAR AND DIRECTV, JAN. 31,
                                               2002; "REPORT ON CABLE INDUSTRY
                                               PRICES," FEDERAL COMMUNICATIONS
                                               COMMISSION, FEB. 14, 2001, P. 9,
                                               AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of New York and all Americans.

       [Map of the United States with the phrase "107 Million Households"
                              written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER            FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                          ASSESSMENT OF THE STATUS OF
                                          COMPETITION IN THE MARKET FOR THE
                                          DELIVERY OF VIDEO PROGRAMMING," JAN.
                                          14, 2002, PP. 11, 87; ECHOSTAR AND
                                          DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                           o   Local Channels, All Americans

                           o   One Nation, One Rate Card

                           o   Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------
In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.





--------------------------------------------------------------------------------
 17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                       FOR ALL CONSUMERS IN NORTH CAROLINA



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 11 MARKETS IN NORTH CAROLINA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                  CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED


Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in North Carolina, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in North Carolina to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

NORTH CAROLINA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across North Carolina.

o About 1.9 million of the 3 million TV households in North Carolina subscribe to a cable service, which equates to about 65% of all North Carolina households.

          [Map of the state of North Carolina with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas



--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                   SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

NORTH CAROLINA

o In North Carolina, only those DBS TV households within the Atlanta, Charlotte, Greensboro et al, Greenville et al and Raleigh-Durham television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the five markets in North Carolina in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of North Carolina and certain surrounding states with portions in color and with the phrase "872,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

NORTH CAROLINA

o As shown by this map, North Carolina TV households outside the Atlanta, Charlotte, Greensboro et al, Greenville et al and Raleigh-Durham television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 11 local channel markets in North Carolina.

[Map of the state of North Carolina and certain surrounding states with portions in color and the phrase "6 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

NORTH CAROLINA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 11 markets in North Carolina.

[Map of the state of North Carolina and certain surrounding states with portions in color and the phrase "All 11 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                           ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NORTH CAROLINA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 3 million TV households in North Carolina.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of North Carolina and certain surrounding states with portions in color and the phrase "Local Channels, All 3 Million Households"
                              written across it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

             [Map of the United States with the phrase "One Nation,
                       One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NORTH CAROLINA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

          [Map of the state of North Carolina with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NORTH CAROLINA

o The merger will bridge the digital divide in North Carolina by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in North Carolina and the country to a digital "have."

        [Map of the state of North Carolina filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


        [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER        SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                              ASSESSMENT OF THE STATUS OF
                                              COMPETITION IN THE MARKET FOR THE
                                              DELIVERY OF VIDEO PROGRAMMING,"
                                              JAN. 14, 2002, PP. 11, 87;
                                              ECHOSTAR AND DIRECTV, JAN. 31,
                                              2002; "REPORT ON CABLE INDUSTRY
                                              PRICES," FEDERAL COMMUNICATIONS
                                              COMMISSION, FEB. 14, 2001, P.9,
                                              AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of North Carolina and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                       o Local Channels, All Americans

                       o One Nation, One Rate Card

                       o Eliminates the "Digital Divide"



                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



--------------------------------------------------------------------------------
 17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                       FOR ALL CONSUMERS IN NORTH DAKOTA




[ECHOSTAR LOGO]                                                  [HUGHES LOGO]


-------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 2 MARKETS IN NORTH DAKOTA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                   CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in North Dakota, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in North Dakota to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

NORTH DAKOTA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across North Dakota.

o About .15 million of the .25 million TV households in North Dakota subscribe to a cable service, which equates to about 65% of all North Dakota households.

           [Map of the state of North Dakota with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

o Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.


               [Map of the United States with portions in color.]

                              65 MILLION HOUSEHOLDS


     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER       SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN
                                            MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

NORTH DAKOTA

o As shown by this map, North Dakota TV households do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 2 local channel markets in North Dakota.

 [MAP of the state of North Dakota and certain surrounding areas with portions in color and the phrase "2 TV Markets Unserved" written across it.]



     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER               SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; SKYRESEARCH,
                                                    FEB. 2002; ECHOSTAR AND
                                                    DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

NORTH DAKOTA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.


o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 2 markets in North Dakota.


[Map of the state of North Dakota and certain surrounding areas with portions in color and the phrase "All 2 Markets Served" written across it.]


     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER               SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; ECHOSTAR,
                                                    HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees.]                [110 degrees.]              [101 degrees.]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

NORTH DAKOTA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .25 million TV households in North Dakota.

[119 degrees.]              [110 degrees.]               [101 degrees.]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of North Dakota and certain surrounding areas with portions in color and the phrase "Local Channels, All .25 Million Households" written across it.]



     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER               SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; ECHOSTAR,
                                                    HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

NORTH DAKOTA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

           [Map of the state of North Dakota with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBAND DEPLOYMENT,"
                                                    JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

NORTH DAKOTA

o The merger will bridge the digital divide in North Dakota by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in North Dakota and the country to a digital "have."

         [Map of the state of North Dakota filled entirely with color.]


--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBAND DEPLOYMENT,"
                                                    JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER              SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                    "ANNUAL ASSESSMENT OF THE
                                                    STATUS OF COMPETITION IN THE
                                                    MARKET FOR THE DELIVERY OF
                                                    VIDEO PROGRAMMING," JAN. 14,
                                                    2002, PP. 11, 87; ECHOSTAR
                                                    AND DIRECTV, JAN. 31, 2002;
                                                    "REPORT ON CABLE INDUSTRY
                                                    PRICES," FEDERAL
                                                    COMMUNICATIONS COMMISSION,
                                                    FEB. 14, 2001, P. 9, AND
                                                    DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of North Dakota and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER              FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                        o Local Channels, All Americans

                        o One Nation, One Rate Card

                        o Eliminates the "Digital Divide"



                TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS




--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

--------------------------------------------------------------------------------

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN OHIO




[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 12 MARKETS IN OHIO.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Ohio, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Ohio to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

OHIO

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Ohio.

o About 3 million of the 4.3 million TV households in Ohio subscribe to a cable service, which equates to about 70% of all Ohio households.

              [Map of the state of Ohio with portions in color]


                                     LEGEND
                                     [Colored box.]       Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

OHIO

o In Ohio, only those DBS TV households within the Cincinnati, Cleveland and Columbus television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the three markets in Ohio in which DIRECTV and DISH Network began delivering local channels.


[Map of the state of Ohio and certain surrounding states with portions in color and with the phrase "786,000 DBS Subscribers" written across it]


         LEGEND
         [Colored box.] Households With Access to DBS With Local Channel
--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

OHIO

o As shown by this map, Ohio TV households outside the Cincinnati, Cleveland and Columbus television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 12 local channel markets in Ohio.


[Map of the state of Ohio and certain surrounding states with portions in color and the phrase "9 TV Markets Unserved" written across it.]


                 LEGEND
                 [Colored box.] Households With No Competitive Alternative Today





--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER                SOURCE: NIELSEN MEDIA RESEARCH,
                                                     SEPT. 2001; SKYRESEARCH,
                                                     FEB. 2002; ECHOSTAR AND
                                                     DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

OHIO

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 12 markets in Ohio.

[Map of the state of Ohio and certain surrounding states with portions in color and the phrase "All 12 Markets Served" written across it]

      LEGEND
      [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH,
                                                 SEPT. 2001; ECHOSTAR, HUGHES,
                                                 FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                 [110 degrees]              [101 degrees]
[Picture of satellite.]       [Picture of satellite.]    [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

OHIO

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 4.3 million TV households in Ohio.


[119 degrees]                 [110 degrees]              [101 degrees]
[Picture of satellite.]       [Picture of satellite.]    [Picture of satellite.]


[Map of the state of Ohio and certain surrounding states with portions in color and the phrase "Local Channels, All 4.3 Million Households" written across it.]

        LEGEND
        [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH,
                                                 SEPT. 2001; ECHOSTAR, HUGHES,
                                                 FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

OHIO

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Ohio with portions in color]

                LEGEND
                [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER                 SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

OHIO

o The merger will bridge the digital divide in Ohio by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Ohio and the country to a digital "have."




            [Map of the state of Ohio filled entirely with color.]





--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER                 SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

ONE NATION, ONE DISH

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.



[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]




--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

              [Map of the United States with portions in color.]

             LEGEND
             [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER           SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                 "ANNUAL ASSESSMENT OF THE
                                                 STATUS OF COMPETITION IN THE
                                                 MARKET FOR THE DELIVERY OF
                                                 VIDEO PROGRAMMING," JAN. 14,
                                                 2002, PP. 11, 87; ECHOSTAR AND
                                                 DIRECTV, JAN. 31, 2002; "REPORT
                                                 ON CABLE INDUSTRY PRICES,"
                                                 FEDERAL COMMUNICATIONS
                                                 COMMISSION, FEB. 14, 2001,
                                                 P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Ohio and all Americans.

[Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                    o    Local Channels, All Americans

                    o    One Nation, One Rate Card

                    o    Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS






--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.




--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN OKLAHOMA



[ECHOSTAR LOGO]                                                 [HUGHES LOGO]

-------------------------------------------------------------------------------
                                                                FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
-------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 8 MARKETS IN OKLAHOMA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
-------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

-------------------------------------------------------------------------------
....CONTINUED


Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Oklahoma, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Oklahoma to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #
-------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
-------------------------------------------------------------------------------

OKLAHOMA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Oklahoma.

o About .8 million of the 1.3 million TV households in Oklahoma subscribe to a cable service, which equates to about 61% of all Oklahoma households.



             [Map of the state of Oklahoma with portions in color.]


    LEGEND
    [Colored box.] Cable Franchise Areas
-------------------------------------------------------------------------------
4 THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
-------------------------------------------------------------------------------

o Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.

 [Map of the United States with portions in color and with the phrase "65
    Million Households" written across it.]



    LEGEND
    [Colored box.] Households With Access To DBS With Local Channels
-------------------------------------------------------------------------------
5 THE ECHOSTAR/HUGHES MERGER      SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN MEDIA
                                          RESEARCH, SEPT. 2001; ECHOSTAR AND
                                          DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
-------------------------------------------------------------------------------

OKLAHOMA

o As shown by this map, Oklahoma TV households do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 8 local markets in Oklahoma.


   [Map of the state of Oklahoma and certain surrounding states with portions in color and the phrase "8 TV Markets Unserved" written across it.]


    LEGEND
    [Colored box.] Households With No Competitive Alternative Today

-------------------------------------------------------------------------------
6 THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                           SKYRESEARCH, FEB. 2002; ECHOSTAR
                                           AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
-------------------------------------------------------------------------------

OKLAHOMA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 8 markets in Oklahoma.


 [Map of the state of Oklahoma and certain surrounding states with portions in color and the phrase "All 8 Markets Served" written across it.]


    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger
-------------------------------------------------------------------------------
7 THE ECHOSTAR/HUGHES MERGER                   SOURCE: NIELSEN MEDIA RESEARCH,
                                                       SEPT. 2001; ECHOSTAR,
                                                       HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
-------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees.]              [110 degrees.]               [101 degrees.]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

-------------------------------------------------------------------------------
8 THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
-------------------------------------------------------------------------------

OKLAHOMA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.3 million TV households in Oklahoma.

[119 degrees.]              [110 degrees.]               [101 degrees.]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Oklahoma and certain surrounding states with portions in color and the phrase "Local Channels, All 1.3 Million Households" written across it.]

    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger

-------------------------------------------------------------------------------
9 THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
-------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

-------------------------------------------------------------------------------
10 THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
-------------------------------------------------------------------------------

OKLAHOMA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


            [Map of the state of Oklahoma with portions in color.]


    LEGEND
    [Colored box.] Households Without Broadband Access
-------------------------------------------------------------------------------
11 THE ECHOSTAR/HUGHES MERGER                SOURCE: THE BUXTON COMPANY,
                                                     "BROADBAND DEPLOYMENT,"
                                                     JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
-------------------------------------------------------------------------------

OKLAHOMA

o The merger will bridge the digital divide in Oklahoma by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Oklahoma and the country to a digital "have."


           [Map of the state of Oklahoma filled entirely with color.]


-------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER                  SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

ONE NATION, ONE DISH
-------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

-------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER           SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
-------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative

-------------------------------------------------------------------------------
14 THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR
                                            THE DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002; "REPORT
                                            ON CABLE INDUSTRY PRICES," FEDERAL
                                            COMMUNICATIONS COMMISSION,
                                            FEB. 14, 2001, P. 9, AND
                                            DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
-------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Oklahoma and all Americans.



   [Map of the United States with the phrase "107 Million Households" written across it.]

-------------------------------------------------------------------------------
15 THE ECHOSTAR/HUGHES MERGER       FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                    ASSESSMENT OF THE STATUS OF
                                    COMPETITION IN THE MARKET FOR THE DELIVERY
                                    OF VIDEO PROGRAMMING," JAN. 14, 2002,
                                    PP. 11, 87; ECHOSTAR AND DIRECTV,
                                    JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
-------------------------------------------------------------------------------



                        o Local Channels, All Americans

                        o One Nation, One Rate Card

                        o Eliminates the "Digital Divide"



                TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS




-------------------------------------------------------------------------------
 16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
-------------------------------------------------------------------------------
In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



-------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN OREGON



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]


--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 7 MARKETS IN OREGON.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Oregon, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Oregon to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

OREGON

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Oregon.

o About .8 million of the 1.3 million TV households in Oregon subscribe to a cable service, which equates to about 63% of all Oregon households.



           [Map of the state of Oregon with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

OREGON

o In Oregon, only those DBS TV households within the Portland television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Oregon in which DIRECTV and DISH Network began delivering local channels.


  [Map of the state of Oregon and certain surrounding states with portions in color and with the phrase "286,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels
--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER             SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                          2001; SKYRESEARCH, FEB. 2002; ECHOSTAR
                                          AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

OREGON

o As shown by this map, Oregon TV households outside the Portland television market do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 7 local channel markets in Oregon.

  [Map of the state of Oregon and certain surrounding states with portions in color and the phrase "6 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today
--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER             SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                          2001; SKYRESEARCH, FEB. 2002; ECHOSTAR
                                          AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

OREGON

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 7 markets in Oregon.


   [Map of the state of Oregon and certain surrounding states with portions in color and the phrase "All 7 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER              SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                           2001; ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]                [110 degrees]               [101 degrees]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                             written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

OREGON

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.3 million TV households in Oregon.


     [119 degrees]             [110 degrees]            [101 degrees]
     [Picture of satellite.]   [Picture of satellite.]  [Picture of satellite.]

        [Map of the state of Oregon and certain surrounding states with portions in color and the phrase "Local Channels,
                All 1.3 Million Households" written across it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER              SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                           2001; ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

                   [Map of the United States with the phrase
                "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

OREGON

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.



              [Map of the state of Oregon with portions in color.]


     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                          DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

OREGON

o The merger will bridge the digital divide in Oregon by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Oregon and the country to a digital "have."


            [Map of the state of Oregon filled entirely with color.]


--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                          DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

                [Photo of a man on a ladder installing a DirecTV
                    satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER              SOURCE: FCC EIGHTH ANNUAL REPORT,
                                            "ANNUAL ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING," JAN.
                                            14, 2002, PP. 11, 87; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002; "REPORT ON
                                            CABLE INDUSTRY PRICES," FEDERAL
                                            COMMUNICATIONS COMMISSION, FEB. 14,
                                            2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Oregon and all Americans.

                   [Map of the United States with the phrase
                  "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER          FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------



                         o   Local Channels, All Americans

                         o   One Nation, One Rate Card

                         o   Eliminates the "Digital Divide"



                TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS




--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------
In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.





--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                       FOR ALL CONSUMERS IN PENNSYLVANIA



[ECHOSTAR LOGO]                                                   [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 11 MARKETS IN PENNSYLVANIA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                   CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Pennsylvania, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Pennsylvania to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

PENNSYLVANIA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Pennsylvania.

o About 3.5 million of the 4.6 million TV households in Pennsylvania subscribe to a cable service, which equates to about 78% of all Pennsylvania households.

           [Map of the state of Pennsylvania with portions in color.]

   LEGEND
   [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

PENNSYLVANIA

o In Pennsylvania, only those DBS TV households within the New York, Philadelphia, Pittsburgh and Washington, D.C. television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the four markets in Pennsylvania in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Pennsylvania and certain surrounding states with portions in color and with the phrase "608,000 DBS Subscribers" written across it.]

   LEGEND
   [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

PENNSYLVANIA

o As shown by this map, Pennsylvania TV households outside the New York, Philadelphia, Pittsburgh and Washington, D.C. television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 11 local channel markets in Pennsylvania.

 [Map of the state of Pennsylvania and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]

   LEGEND
   [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

PENNSYLVANIA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 11 markets in Pennsylvania.

 [Map of the state of Pennsylvania and certain surrounding states with portions in color and the phrase "All 11 Markets Served" written across it.]

   LEGEND
   [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

PENNSYLVANIA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 4.6 million TV households in Pennsylvania.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Pennsylvania and certain surrounding states with portions in color and the phrase "Local Channels, All 4.6 Million Households"
                              written across it.]

   LEGEND
   [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

     [Map of the United States with the phrase "One Nation, One Rate Card"
                              written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

PENNSYLVANIA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

           [Map of the state of Pennsylvania with portions in color.]

   LEGEND
   [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER         SOURCE: THE BUXTON COMPANY, "BROADBAND
                                               DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

PENNSYLVANIA

o The merger will bridge the digital divide in Pennsylvania by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Pennsylvania and the country to a digital "have."

         [Map of the state of Pennsylvania filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

        [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

   LEGEND
   [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER      SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING," JAN.
                                            14, 2002, PP. 11, 87; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002; "REPORT ON
                                            CABLE INDUSTRY PRICES," FEDERAL
                                            COMMUNICATIONS COMMISSION, FEB. 14,
                                            2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Pennsylvania and all Americans.

       [Map of the United States with the phrase "107 Million Households"
                              written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING," JAN.
                                    14, 2002, PP. 11, 87; ECHOSTAR AND DIRECTV,
                                    JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                         o Local Channels, All Americans

                         o One Nation, One Rate Card

                         o Eliminates the "Digital Divide"



                TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS




--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------
In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.




--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                        FOR ALL CONSUMERS IN RHODE ISLAND


[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

    February 26, 2002

    EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV((R)), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY THE ONE MARKET IN RHODE ISLAND.

    Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

    New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

    ...CONTINUED

    Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

    The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

    Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Rhode Island, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

    The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Rhode Island to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #


--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

RHODE ISLAND


o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Rhode Island.

o About .3 million of the .4 million TV households in Rhode Island subscribe to a cable service, which equates to about 76% of all Rhode Island households.



[Map of the state of Rhode Island with portions in color.]

                                LEGEND
                             [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

o Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.

[Map of the United States with portions in color and the phrase "65 Million Households" written across it.]

                LEGEND
             [Colored box.] Households With Access to DBS With Local Channels


--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER              SOURCE: SKYRESEARCH, FEB. 2002;
                                                    NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; ECHOSTAR AND
                                                    DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

RHODE ISLAND

o As shown by this map, Rhode Island TV households do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to the one local channel market in Rhode Island.

[Map of the state of Rhode Island and certain surrounding states with portions in color and the phrase "1 TV Market Unserved" written across it.]

                  LEGEND
              [Colored box.] Households With No Competitive Alternative Today



--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER              SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; SKYRESEARCH,
                                                    FEB. 2002; ECHOSTAR AND
                                                    DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

RHODE ISLAND

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including the one market in Rhode Island.

[Map of the state of Rhode Island and certain surrounding states with portions in color and the phrase "1 Market Served" written across it.]

                 LEGEND
              [Colored box.] TV Households With Competitive Alternative After
                             Merger


--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER             SOURCE: NIELSEN MEDIA RESEARCH,
                                                   SEPT. 2001; ECHOSTAR, HUGHES,
                                                   FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of United States with the phrase "Over 500 Duplicative Channels Today" written across it.]


--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

RHODE ISLAND

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .4 million TV households in Rhode Island.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Rhode Island and certain surrounding states with portions in color and the phrase "Local Channels, All .4 Million Households" written across it.]

        LEGEND
      [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER             SOURCE: NIELSEN MEDIA RESEARCH,
                                                   SEPT. 2001; ECHOSTAR, HUGHES,
                                                   FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

RHODE ISLAND

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots."

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

[Map of the state of Rhode Island with portions in color.]

                        LEGEND
                     [Colored box.] Households Without Broadband Access


--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBAND DEPLOYMENT,"
                                                    JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

RHODE ISLAND

o The merger will bridge the digital divide in Rhode Island by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Rhode Island and the country to a digital "have."

         [Map of the state of Rhode Island filled entirely with color.]


--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBANK DEPLOYMENT,"
                                                    JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISHNetwork engineering teams have designed a system that enables the receipt of local channels, other entertainment services and high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


[Map of the United States with portions in color.]

                   LEGEND
               [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER          SOURCE:  FCC EIGHTH ANNUAL REPORT,
                                                 "ANNUAL ASSESSMENT OF THE
                                                 STATUS OF COMPETITION IN THE
                                                 MARKET FOR THE DELIVERY OF
                                                 VIDEO PROGRAMMING," JAN. 14,
                                                 2002, PP. 11, 87; ECHOSTAR AND
                                                 DIRECTV, JAN. 31, 2002; "REPORT
                                                 ON CABLE INDUSTRY PRICES,"
                                                 FEDERAL COMMUNICATIONS
                                                 COMMISSION, FEB. 14, 2001,
                                                 P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Rhode Island and all Americans.

[Map of the United States with the phrase "107 Million Households" written across it.]


--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER              FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING," JAN.
                                            14, 2002, PP. 11, 87; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                       o  Local Channels, All Americans

                       o  One Nation, One Rate Card

                       o  Eliminates the "Digital Divide"



                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.


--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                       FOR ALL CONSUMERS IN SOUTH CAROLINA

[ECHOSTAR LOGO]                                                   [HUGHES LOGO]

-------------------------------------------------------------------------------
                                                                  FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
-------------------------------------------------------------------------------

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 7 MARKETS IN SOUTH CAROLINA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                   CONTINUED...
-------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

-------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in South Carolina, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in South Carolina to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

-------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
-------------------------------------------------------------------------------

SOUTH CAROLINA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across South Carolina.

o About .9 million of the 1.5 million TV households in South Carolina subscribe to a cable service, which equates to about 63% of all South Carolina households.

         [Map of the state of South Carolina with portions in color.]

                      LEGEND
                      [Colored box.] Cable Franchise Areas

-------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
-------------------------------------------------------------------------------

SOUTH CAROLINA

o In South Carolina, only those DBS TV households within the Charlotte and Greenville et al television markets have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in South Carolina in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of South Carolina and certain surrounding states with portions in color and with the phrase"389,000 DBS Subscribers" written across it.]

         LEGEND
         [Colored box.] Households With Access to DBS With Local Channels

-------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
-------------------------------------------------------------------------------

SOUTH CAROLINA

o As shown by this map, South Carolina TV households outside the Charlotte and Greenville et al television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 7 local channel markets in South Carolina.

[Map of the state of South Carolina and certain surrounding states with portions in color and the phrase"5 TV Markets Unserved" written across it.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative Today

-------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
-------------------------------------------------------------------------------

SOUTH CAROLINA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 7 markets in South Carolina.

[Map of the state of South Carolina and certain surrounding states with portions in color and the phrase "All 7 Markets Served" written across it.]
     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

-------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER: INEFFICIENT SPECTRUM USE
-------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]

-------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
-------------------------------------------------------------------------------

SOUTH CAROLINA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 1.5 million TV households in South Carolina.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of South Carolina and certain surrounding states with portions in color and the phrase "Local Channels, All 1.5 Million Households" written across it.]

       LEGEND
       [Colored box.] DBS Households Served by Local Channels After Merger

-------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIDA RESEARCH, SEPT. 2001;
                                            ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
-------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

-------------------------------------------------------------------------------
10   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
-------------------------------------------------------------------------------

SOUTH CAROLINA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

         [Map of the state of South Carolina with portions in color.]

               LEGEND
               [Colored box.] Households Without Broadband Access
-------------------------------------------------------------------------------
11 THE ECHOSTAR/HUGHES MERGER       SOURCE: THE BUXTON COMPANY, "BROADBAND
                                            DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
-------------------------------------------------------------------------------

SOUTH CAROLINA

o The merger will bridge the digital divide in South Carolina by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in South Carolina and the country to a digital "have."

       [Map of the state of South Carolina filled entirely with color.]

-------------------------------------------------------------------------------
12 THE ECHOSTAR/HUGHES MERGER       SOURCE: THE BUXTON COMPANY, "BROADBAND
                                            DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
-------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

-------------------------------------------------------------------------------
13 THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
-------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

              [Map of the United States with portions in color.]


            LEGEND
            [Colored box.] Households With No Competitive Alternative
-------------------------------------------------------------------------------
14 THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002; "REPORT
                                            ON CABLE INDUSTRY PRICES," FEDERAL
                                            COMMUNICATIONS COMMISSION, FEB. 14,
                                            2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
-------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of South Carolina and all Americans.

[Map of the United States with the phrase "107 Million Households" written across it.]


-------------------------------------------------------------------------------
15 THE ECHOSTAR/HUGHES MERGER               FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
-------------------------------------------------------------------------------

                       o Local Channels, All Americans

                       o One Nation, One Rate Card

                       o Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


-------------------------------------------------------------------------------
16 THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
-------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



-------------------------------------------------------------------------------
17 THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER


                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                        FOR ALL CONSUMERS IN SOUTH DAKOTA



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]


--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 4 MARKETS IN SOUTH DAKOTA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in South Dakota, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in South Dakota to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                   # # #

--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

SOUTH DAKOTA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across South Dakota.

o About .2 million of the .3 million TV households in South Dakota subscribe to a cable service, which equates to about 65% of all South Dakota households.

           [Map of the state of South Dakota with portions in color.]

    LEGEND
    [Colored box.] Cable Franchise Areas



-------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                   SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

o Today only 65 million TV households, those within the 42 television markets served by DIRECTV and DISH Network, have a fully competitive multi-channel alternative to cable -- with local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in those markets in which DIRECTV and DISH Network began delivering local channels.


        [Map of the United States with portions in color and with the phrase
                  "65 Million Households" written above it.]

    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels



-------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER              SOURCE: SKYRESEARCH, FEB. 2002;
                                                    NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; ECHOSTAR AND
                                                    DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

SOUTH DAKOTA

o As shown by this map, South Dakota TV households do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network, alone, have sufficient spectrum to provide any local channels to any of the 4 local markets in South Dakota.


[Map of the state of South Dakota and certain surrounding states with portions in color and the phrase "4 TV Markets Unserved" written across it.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative Today



--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
-------------------------------------------------------------------------------

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 4 markets in South Dakota.


[Map of the state of South Dakota and certain surrounding states with portions in color and the phrase "All 4 Markets Served" written across it.]

    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger



-------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER             SOURCE: NIELSEN MEDIA RESEARCH,
                                                   SEPT. 2001; ECHOSTAR, HUGHES,
                                                   FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
-------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees.]               [110 degrees.]              [101 degrees.]
[Picture of satellite.]      [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                            written across it.]



-------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
-------------------------------------------------------------------------------

SOUTH DAKOTA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .3 million TV households in South Dakota.



[119 degrees.]              [110 degrees.]               [101 degrees.]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

     [Map of the state of South Dakota and certain surrounding states with portions in color and the phrase "Local Channels, All .3 Million Households" written across it.]

    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER             SOURCE: NIELSEN MEDIA RESEARCH,
                                                   SEPT. 2001; ECHOSTAR, HUGHES,
                                                   FEB. 2002

NATIONAL PRICING
-------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


      [Map of the United States with the phrase "One Nation, One Rate Card"
                              written across it.]



-------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

SOUTH DAKOTA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


             [Map of the state of South Dakota with portions in color.]

    LEGEND
    [Colored box.] Households Without Broadband Access



-------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER                 SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
-------------------------------------------------------------------------------

SOUTH DAKOTA

o The merger will bridge the digital divide in South Dakota by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in South Dakota and the country to a digital "have."


       [Map of the state of South Dakota filled entirely with color.]



-------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER                 SOURCE: THE BUXTON COMPANY,
                                                       "BROADBAND DEPLOYMENT,"
                                                       JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services and high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o   Equipment will be provided to existing DBS customers AT NO
    CHARGE -- including free service call and installation -- to receive their new local channels.


           [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
-------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative



--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER        SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                              ASSESSMENT OF THE STATUS OF
                                              COMPETITION IN THE MARKET FOR THE
                                              DELIVERY OF VIDEO PROGRAMMING,"
                                              JAN. 14, 2002, PP. 11, 87;
                                              ECHOSTAR AND DIRECTV, JAN. 31,
                                              2002; "REPORT ON CABLE INDUSTRY
                                              PRICES," FEDERAL COMMUNICATIONS
                                              COMMISSION, FEB. 14, 2001, P. 9,
                                              AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
-------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of South Dakota and all Americans.


   [Map of the United States with the phrase "107 Million Households" written across it.]



--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
-------------------------------------------------------------------------------

                       o  Local Channels, All Americans

                       o  One Nation, One Rate Card

                       o  Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



-------------------------------------------------------------------------------
16   THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
-------------------------------------------------------------------------------


In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



-------------------------------------------------------------------------------
17   THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN TENNESSEE




      [ECHOSTAR LOGO]                                  [HUGHES LOGO]




--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
-------------------------------------------------------------------------------
February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 8 MARKETS IN TENNESSEE.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

-------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Tennessee, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Tennessee to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #



-------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
-------------------------------------------------------------------------------

TENNESSEE

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Tennessee.

o About 1.4 million of the 2.1 million TV households in Tennessee subscribe to a cable service, which equates to about 66% of all Tennessee households.


            [Map of the state of Tennessee with portions in color.]

    LEGEND
    [Colored box.] Cable Franchise Areas



--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

TENNESSEE

o In Tennessee, only those DBS TV households within the Memphis and Nashville television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV((R)) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Tennessee in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Tennessee and certain surrounding states with portions in color and with the phrase "559,000 DBS Subscribers" written across it.]

    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels



-------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
-------------------------------------------------------------------------------

TENNESSEE

o As shown by this map, Tennessee TV households outside the Memphis and Nashville television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 8 local channel markets in Tennessee.


  [Map of the state of Tennessee and certain surrounding states with portions in color and the phrase "6 TV Markets Unserved" written across it.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative Today



--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
-------------------------------------------------------------------------------

TENNESSEE

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 8 markets in Tennessee.


 [Map of the state of Tennessee and certain surrounding states with portions in color and the phrase "All 8 Markets Served" written across it.]


    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger



--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
-------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


    [119 degrees]              [110 degrees]             [101 degrees]
    [Picture of satellite.]    [Picture of satellite.]   [Picture of satellite.]

        [Map of the United States with the phrase "Over 500 Duplicative
                      Channels Today" written across it.]



-------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

TENNESSEE

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2.1 million TV households in Tennessee.


    [119 degrees]             [110 degrees]              [101 degrees]
    [Picture of satellite.]   [Picture of satellite.]    [Picture of satellite.]

  [Map of the state of Tennessee and certain surrounding states with portions in color and the phrase "Local Channels, All 2.1 Million Households"
                              written across it.]


    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
-------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


                   [Map of the United States with the phrase
                "One Nation, One Rate Card" written across it.]



-------------------------------------------------------------------------------
10   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

TENNESSEE

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.


            [Map of the state of Tennessee with portions in color.]

    LEGEND
    [Colored box.] Households Without Broadband Access



--------------------------------------------------------------------------------
11   THE ECHOSTAR/HUGHES MERGER        SOURCE: THE BUXTON COMPANY, "BROADBAND
                                               DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

TENNESSEE

o The merger will bridge the digital divide in Tennessee by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Tennessee and the country to a digital "have."


          [Map of the state of Tennessee filled entirely with color.]



--------------------------------------------------------------------------------
12   The EchoStar/HUGHES Merger         Source: The Buxton Company, "Broadband
                                                Deployment," Jan. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


                    [Photo of a man on a ladder installing a
                DirecTV satellite dish on the side of a house.]




-------------------------------------------------------------------------------
13   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
-------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative



-------------------------------------------------------------------------------
14   THE ECHOSTAR/HUGHES MERGER     SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87;
                                            ECHOSTAR AND DIRECTV, JAN. 31, 2002;
                                            "REPORT ON CABLE INDUSTRY PRICES,"
                                            FEDERAL COMMUNICATIONS COMMISSION,
                                            FEB. 14, 2001, P. 9, AND
                                            DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
-------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Tennessee and all Americans.

                   [Map of the United States with the phrase
                  "107 Million Households" written across it.]


-------------------------------------------------------------------------------
15   THE ECHOSTAR/HUGHES MERGER        FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                       ASSESSMENT OF THE STATUS OF COMPETITION
                                       IN THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                       ECHOSTAR AND DIRECTV, JAN. 31, 2002;

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                       o Local Channels, All Americans

                       o One Nation, One Rate Card

                       o Eliminates the "Digital Divide"

                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



-------------------------------------------------------------------------------
16   THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
-------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



-------------------------------------------------------------------------------
17   THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN TEXAS



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 20 MARKETS IN TEXAS.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2   THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------
....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Texas, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Texas to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #


--------------------------------------------------------------------------------
3   THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

TEXAS

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Texas.

o About 4.2 million of the 7.3 million TV households in Texas subscribe to a cable service, which equates to about 58% of all Texas households.

              [Map of the state of Texas with portions in color.]


    LEGEND
    [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

TEXAS

o In Texas, only those DBS TV households within the Austin, Dallas-Ft. Worth, Houston and San Antonio television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the four markets in Texas in which DIRECTV and DISH Network began delivering local channels.

   [Map of the state of Texas and certain surrounding states with portions in color and with the phrase "1,994,000 DBS Subscribers" written across it.]



    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels


--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH,
                                                  SEPT. 2001; SKYRESEARCH,
                                                  FEB. 2002; ECHOSTAR AND
                                                  DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

TEXAS

o As shown by this map, Texas TV households outside the Austin, Dallas-Ft. Worth, Houston and San Antonio television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 20 local channel markets in Texas.

    [Map of the state of Texas and certain surrounding states with portions in color and the phrase "16 TV Markets Unserved" written across it.]


    LEGEND
    [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH,
                                                  SEPT. 2001; SKYRESEARCH,
                                                  FEB. 2002; ECHOSTAR AND
                                                  DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

TEXAS

o DIRECTV and DISHNetwork engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 20 markets in Texas.

   [Map of the state of Texas and certain surrounding states with portions in color and the phrase "All 20 Markets Served" written across it.]

    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                  2001; ECHOSTAR, HUGHES, FEB.
                                                  2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees.]              [110 degrees.]               [101 degrees.]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]



[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

TEXAS

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 7.3 million TV households in Texas.

[119 degrees.]              [110 degrees.]               [101 degrees.]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Texas and certain surrounding states with portions in color and the phrase "Local Channels, All 7.3 Million Households" written across it.]



    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger


--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER            SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                  2001; ECHOSTAR, HUGHES, FEB.
                                                  2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER            SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

TEXAS

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.

              [Map of the state of Texas with portions in color.]

    LEGEND
    [Colored box.] Households Without Broadband Access


--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

TEXAS

o The merger will bridge the digital divide in Texas by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Texas and the country to a digital "have."

            [Map of the state of Texas filled entirely with color.]


--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER           SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                 "ANNUAL ASSESSMENT OF THE
                                                 STATUS OF COMPETITION IN THE
                                                 MARKET FOR THE DELIVERY OF
                                                 VIDEO PROGRAMMING,"  JAN. 14,
                                                 2002, PP. 11, 87; ECHOSTAR AND
                                                 DIRECTV, JAN. 31, 2002;
                                                 "REPORT ON CABLE INDUSTRY
                                                 PRICES," FEDERAL COMMUNICATIONS
                                                 COMMISSION, FEB. 14, 2001,
                                                 P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Texas and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER            FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                          ASSESSMENT OF THE STATUS OF
                                          COMPETITION IN THE MARKET FOR THE
                                          DELIVERY OF VIDEO PROGRAMMING,"
                                          JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                          AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                       o Local Channels, All Americans

                       o One Nation, One Rate Card

                       o Eliminates the "Digital Divide"



                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS




--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



--------------------------------------------------------------------------------
17  The EchoStar/HUGHES Merger

                                      ****

--------------------------------------------------------------------------------





                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                           FOR ALL CONSUMERS IN UTAH


[ECHOSTAR LOGO]                                                    [HUGHES LOGO]




--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                  February 26, 2002



                  EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY THE ONE MARKET IN UTAH.

                  Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

                  New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------


                  ...CONTINUED

                  Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

                  The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

                  Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Utah, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

                  The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Utah to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #



--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
-------------------------------------------------------------------------------

UTAH

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Utah.

o About .4 million of the .7 million TV households in Utah subscribe to a cable service, which equates to about 52% of all Utah households.


               [Map of the state of Utah with portions in color.]

    LEGEND
    [Colored box.] Cable Franchise Areas



-------------------------------------------------------------------------------
4   THE ECHOSTAR/HUGHES MERGER                    SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
-------------------------------------------------------------------------------

UTAH

o Unlike most states in the U.S., Utah has a competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in Utah where DIRECTV and DISH Network began delivering local channels.

     [Map of the state of Utah and certain surrounding states with portions in color and with the phrase "212,000 DBS Subscribers" written across it.]


    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels



--------------------------------------------------------------------------------
5   THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

o But Utah is one of the few lucky states. 42 million TV households are not served with local channels by DBS. Residents in these markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the country's 210 local channel markets.


    [Map of the United States with portions in color and the phrase "42 Million
                  TV Households Unserved" written across it.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative Today



-------------------------------------------------------------------------------
6   THE ECHOSTAR/HUGHES MERGER      SOURCE: SKYRESEARCH, FEB. 2002; NIELSEN
                                            MEDIA RESEARCH, SEPT. 2001; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
-------------------------------------------------------------------------------

o DIRECTV and DISH Network engineering teams have developed a system that is technologically feasible and economically viable for the merged company to deliver full local broadcast service, in all 210 television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market in the country, including Alaska and Hawaii.


  [Map of the United States with portions in color and the phrase "107 Million
                        Households" written across it.]

    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger



-------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER      SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87; ECHOSTAR,
                                            HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
-------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


     [119 degrees.]            [110 degrees.]            [101 degrees.]
     [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]


--------------------------------------------------------------------------------
8   THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
-------------------------------------------------------------------------------

UTAH

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .7 million TV households in Utah.


     [119 degrees.]            [110 degrees.]            [101 degrees.]
     [Picture of satellite.]   [Picture of satellite.]   [Picture of satellite.]

   [Map of the state of Utah and certain surrounding states with portions in color and the phrase "Local Channels, All .7 Million Households"
                              written across it.]

    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger



--------------------------------------------------------------------------------
9   THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
-------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


     [Map of the United States with the phrase "One Nation, One Rate Card"
                              written across it.]



-------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

UTAH

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly- priced, bundled video and high-speed data services.


               [Map of the state of Utah with portions in color.]

    LEGEND
    [Colored box.] Households Without Broadband Access



--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
-------------------------------------------------------------------------------

UTAH

o The merger will bridge the digital divide in Utah by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Utah and the country to a digital "have."


             [Map of the state of Utah filled entirely with color.]



--------------------------------------------------------------------------------
12   THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISHNetwork engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


               [Photo of a man on a ladder installing a DirecTV
                   satellite dish on the side of a house.]



-------------------------------------------------------------------------------
13   THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
-------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


             [Map of the United States with portions in color.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative



-------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER      SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                            ASSESSMENT OF THE STATUS OF
                                            COMPETITION IN THE MARKET FOR THE
                                            DELIVERY OF VIDEO PROGRAMMING,"
                                            JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                            AND DIRECTV, JAN. 31, 2002; "REPORT
                                            ON CABLE INDUSTRY PRICES," FEDERAL
                                            COMMUNICATIONS COMMISSION, FEB. 14,
                                            2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
-------------------------------------------------------------------------------


o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Utah and all Americans.


       [Map of the United States with the phrase "107 Million Households"
                            written across it.]


--------------------------------------------------------------------------------
15   THE ECHOSTAR/HUGHES MERGER        FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                       ASSESSMENT OF THE STATUS OF COMPETITION
                                       IN THE MARKET FOR THE DELIVERY OF VIDEO
                                       PROGRAMMING,"  JAN. 14, 2002, PP. 11, 87;
                                       ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                       o Local Channels, All Americans

                       o One Nation, One Rate Card

                       o Eliminates the "Digital Divide"


                  TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS



--------------------------------------------------------------------------------
16   The EchoStar/HUGHES Merger

SEC LEGEND
-------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.



--------------------------------------------------------------------------------
17   THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN VERMONT

[ECHOSTAR LOGO]                                                   [HUGHES LOGO]


-------------------------------------------------------------------------------

                                                                  February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 3 MARKETS IN VERMONT.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.



                                                                    CONTINUED...
2  THE ECHOSTAR/HUGHES MERGER

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Vermont, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Vermont to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #


 3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------
VERMONT

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Vermont.

- About .1 million of the .2 million TV households in Vermont subscribe to a cable service, which equates to about 58% of all Vermont households.


             [Map of the state of Vermont with portions in color.]

      LEGEND
      [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

               HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

VERMONT

- In Vermont, only those DBS TV households within the Boston television market have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the one market in Vermont in which DIRECTV and DISH Network began delivering local channels.

  [Map of the state of Vermont and certain surrounding states with portions in color and with the phrase "96,000 DBS Subscribers" written across it.]

      LEGEND
      [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA  RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV, JAN. 31,
                                                2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

VERMONT

- As shown by this map, Vermont TV households outside the Boston television market do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 3 local channel markets in Vermont.

   [Map of the state of Vermont and certain surrounding states with portions in color and the phrase "2 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today


--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER             SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                  2001; SKYRESEARCH, FEB. 2002;
                                                  ECHOSTAR AND DIRECTV, JAN. 31,
                                                  2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

VERMONT


- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 3 markets in Vermont.

  [Map of the state of Vermont and certain surrounding states with portions in color and the phrase "All 3 Markets Served" written across it.]

         LEGEND
         [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7   THE ECHOSTAR/HUGHES MERGER            SOURCE:  NIELSEN MEDIA RESEARCH,
                                                   SEPT. 2001; ECHOSTAR, HUGHES,
                                                   FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8   The EchoStar/Hughes Merger               Source: Echostar, Hughes, Feb. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

VERMONT

- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .2 million TV households in Vermont.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

[Map of the state of Vermont and certain surrounding states with portions in color and the phrase "Local Channels, All .2 Million Households"
                              written across it.]

         LEGEND
         [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9   The EchoStar/HUGHES Merger      Source: Nielsen Media Research, Sept. 2001;
                                            EchoStar, HUGHES, Feb. 2002

NATIONAL PRICING


- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


10   The EchoStar/HUGHES Merger
                                             Source: EchoStar, HUGHES, Feb. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"


VERMONT


- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Vermont with portions in color.]


         LEGEND
         [Colored box.] Households Without Broadband Access


11   The EchoStar/HUGHES Merger    Source: The Buxton Company, "Broadband
                                           Deployment," Jan. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"

VERMONT

- The merger will bridge the digital divide in Vermont by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Vermont and the country to a digital "have."


           [Map of the state of Vermont filled entirely with color.]


12   The EchoStar/HUGHES Merger      Source: The Buxton Company, "Broadband
                                             Deployment," Jan. 2002

ONE NATION, ONE DISH


- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


13   The EchoStar/HUGHES Merger
                                             Source: EchoStar, HUGHES, Feb. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER


- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]


         LEGEND
         [Colored box.] Households With No Competitive Alternative

14 The EchoStar/HUGHES Merger   Source: FCC Eighth Annual Report, "Annual
                                        Assessment of the Status of
                                        Competition in the Market for the
                                        Delivery of Video Programming,"
                                        Jan. 14, 2002, pp. 11, 87; EchoStar
                                        and DIRECTV, Jan. 31, 2002;
                                        "Report on Cable Industry Prices,"
                                        Federal Communications Commission,
                                        Feb. 14, 2001, p. 9, and Dec. 15,
                                        1997, p. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Vermont and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

15  The EchoStar/HUGHES Merger    FCC Eighth Annual Report, "Annual Assessment
                                  of the Status of Competition in the Market for the Delivery of Video Programming," Jan. 14,
                                  2002, pp. 11, 87; EchoStar and DIRECTV, Jan.
                                  31, 2002

THE ECHOSTAR/HUGHES MERGER

                       - Local Channels, All Americans

                       - One Nation, One Rate Card

                       - Eliminates the "Digital Divide"


TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


16   The EchoStar/HUGHES Merger

SEC LEGEND


In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

17   The EchoStar/HUGHES Merger

                                      ****

                           THE ECHOSTAR/HUGHES MERGER
                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN VIRGINIA

[ECHOSTAR LOGO]                                                    [HUGHES LOGO]

                                                                   February 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 10 MARKETS IN VIRGINIA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...

2   The EchoStar/HUGHES Merger

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Virginia, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Virginia to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

3       THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS

VIRGINIA

- Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Virginia.

- About 1.9 million of the 2.6 million TV households in Virginia subscribe to a cable service, which equates to about 71% of all Virginia households.


   [Map of the state of Virginia and certain surrounding states with portions in color.]

         LEGEND
         [Colored box.] Cable Franchise Areas

4   The EchoStar/HUGHES Merger
                                                  Source: SkyResearch, Feb. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS


VIRGINIA


- In Virginia, only those DBS TV households within the Greensboro et al, Raleigh-Durham and Washington, D.C. television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

- Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

- DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

- In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the three markets in Virginia in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Virginia and certain surrounding states with portions in color and with the phrase "693,000 DBS Subscribers" written across it.]

         LEGEND
         [Colored box.] Households With Access to DBS With Local Channels

5   The EchoStar/HUGHES Merger
                                     Source: Nielsen Media Research, Sept. 2001;
                     SkyResearch, Feb. 2002; EchoStar and DIRECTV, Jan. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY


VIRGINIA


- As shown by this map, Virginia TV households outside the Greensboro et al, Raleigh-Durham and Washington, D.C. television markets do not have a true competitive alternative to cable.

- Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

- Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 10 local channel markets in Virginia.

   [Map of the state of Virginia and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative Today

6   The EchoStar/HUGHES Merger

                                     Source: Nielsen Media Research, Sept. 2001;
                     SkyResearch, Feb. 2002; EchoStar and DIRECTV, Jan. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER


VIRGINIA

- DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

- The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 10 markets in Virginia.

 [Map of the state of Virginia and certain surrounding states with portions in color and the phrase "All 10 Markets Served" written across it.]

         LEGEND
         [Colored box.] TV Households With Competitive Alternative After Merger

7   The EchoStar/HUGHES Merger
                                     Source: Nielsen Media Research, Sept. 2001;
                                                     EchoStar, HUGHES, Feb. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE


- The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

- The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

- The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


[119 degrees]              [110 degrees]                [101 degrees]
[Picture of satellite.]    [Picture of satellite.]      [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

8   The EchoStar/HUGHES Merger

                                             Source: EchoStar, HUGHES, Feb. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED


VIRGINIA


- Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2.6 million TV households in Virginia.


[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

 [Map of the state of Virginia and certain surrounding states with portions in color and the phrase "Local Channels, All 2.6 Million Households" written across
                                      it.]

         LEGEND
         [Colored box.] DBS Households Served by Local Channels After Merger

9   The EchoStar/HUGHES Merger

         Source: Nielsen Media Research, Sept. 2001; EchoStar, HUGHES, Feb. 2002

National Pricing

- Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

- For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]


10   The EchoStar/HUGHES Merger
                                             Source: EchoStar, HUGHES, Feb. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"


VIRGINIA


- Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

- This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

- The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

- Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

   [Map of the state of Virginia and certain surrounding states with portions in color.]

         LEGEND
         [Colored box.] Households Without Broadband Access

11   The EchoStar/HUGHES Merger

                   Source: The Buxton Company, "Broadband Deployment," Jan. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"


VIRGINIA


- The merger will bridge the digital divide in Virginia by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

- The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

- The merger will provide the technical and economic infrastructure to convert every household in Virginia and the country to a digital "have."


      [Map of the state of Virginia filled entirely with color and certain surrounding states.]

12   The EchoStar/HUGHES Merger

                   Source: The Buxton Company, "Broadband Deployment," Jan. 2002

ONE NATION, ONE DISH


- Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

- An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

- New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

- Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]



13   The EchoStar/HUGHES Merger

                                             Source: EchoStar, HUGHES, Feb. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER

- Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

- Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

- The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

- The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]

         LEGEND
         [Colored box.] Households With No Competitive Alternative

14   The EchoStar/HUGHES Merger

                     Source: FCC Eighth Annual Report, "Annual Assessment of the
                                             Status of Competition in the Market
                          for the Delivery of Video Programming," Jan. 14, 2002,
                                pp. 11, 87; EchoStar and DIRECTV, Jan. 31, 2002;
                       "Report on Cable Industry Prices," Federal Communications
                        Commission, Feb. 14, 2001, p. 9, and Dec. 15, 1997, p. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS

- The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

- The merger of EchoStar and HUGHES ensures that prices for video and data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

- The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

- The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Virginia and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

15   The EchoStar/HUGHES Merger

                             FCC Eighth Annual Report, "Annual Assessment of the
                                     Status of Competition in the Market for the
                      Delivery of Video Programming," Jan. 14, 2002, pp. 11, 87;
                                             EchoStar and DIRECTV, Jan. 31, 2002

THE ECHOSTAR/HUGHES MERGER



                       - Local Channels, All Americans

                       - One Nation, One Rate Card

                       - Eliminates the "Digital Divide"

                  True Competition for 107 Million Households

16   The EchoStar/HUGHES Merger

SEC LEGEND

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

17   The EchoStar/HUGHES Merger

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN WASHINGTON




[ECHOSTAR LOGO]                                                    [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


February 26, 2002


EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 4 MARKETS IN WASHINGTON.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                  CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Washington, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Washington to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.


                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

WASHINGTON

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Washington.

o About 1.5 million of the 2.2 million TV households in Washington subscribe to a cable service, which equates to about 69% of all Washington households.


           [Map of the state of Washington with portions in color.]

    LEGEND
    [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                   SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

WASHINGTON

o In Washington, only those DBS TV households within the Portland and Seattle-Tacoma television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Washington in which DIRECTV and DISH Network began delivering local channels.

[Map of the state of Washington and certain surrounding states with portions in color and with the phrase "438,000 DBS Subscribers" written across it.]


    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                           SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                           DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

WASHINGTON

o As shown by this map, Washington TV households outside the Portland and Seattle-Tacoma television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 4 local channel markets in Washington.

  [Map of the state of Washington and certain surrounding states with portions in color and the phrase "2 TV Markets Unserved" written across it.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER       SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                            SKYRESEARCH, FEB. 2002; ECHOSTAR AND
                                            DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

WASHINGTON

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 4 markets in Washington.

[Map of the state of Washington and certain surrounding states with portions in color and the phrase "All 4 Markets Served" written across it.]


    LEGEND
    [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER      SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                           ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees]               [110 degrees]               [101 degrees]
[Picture of satellite.]     [Picture of satellite.]     [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]


--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

WASHINGTON

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2.2 million TV households in Washington.

[119 degrees]               [110 degrees]                [101 degrees]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Washington and certain surrounding states with portions in color and the phrase "Local Channels, All 2.2 Million Households"
                              written across it.]


    LEGEND
    [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

WASHINGTON

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

            [Map of the state of Washington with portions in color.]

    LEGEND
    [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

WASHINGTON

o The merger will bridge the digital divide in Washington by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Washington and the country to a digital "have."

          [Map of the state of Washington filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER           SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                 DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.


[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER             SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

    LEGEND
    [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002; "REPORT
                                             ON CABLE INDUSTRY PRICES," FEDERAL
                                             COMMUNICATIONS COMMISSION, FEB. 14,
                                             2001, P.9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Washington and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER      FCC EIGHTH ANNUAL REPORT, "ANNUAL ASSESSMENT
                                    OF THE STATUS OF COMPETITION IN THE MARKET
                                    FOR THE DELIVERY OF VIDEO PROGRAMMING,"
                                    JAN. 14, 2002, PP. 11, 87; ECHOSTAR AND
                                    DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                       o Local Channels, All Americans

                       o One Nation, One Rate Card

                       o Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS


--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                       FOR ALL CONSUMERS IN WEST VIRGINIA





[ECHOSTAR LOGO]                                                    [HUGHES LOGO]

--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 9 MARKETS IN WEST VIRGINIA.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...

--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in West Virginia, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in West Virginia to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                     # # #


--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

WEST VIRGINIA

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across West Virginia.

o About .5 million of the .7 million TV households in West Virginia subscribe to a cable service, which equates to about 73% of all West Virginia households.


          [Map of the state of West Virginia with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas
--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------
WEST VIRGINIA

o In West Virginia, only those DBS TV households within the Pittsburgh and Washington, D.C. television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in West Virginia in which DIRECTV and DISH Network began delivering local channels.


[Map of the state of West Virginia and certain surrounding states with portions in color and with the phrase "190,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER           SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                                2001; SKYRESEARCH, FEB. 2002;
                                                ECHOSTAR AND DIRECTV, JAN. 31,
                                                2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

WEST VIRGINIA

o As shown by this map, West Virginia TV households outside the Pittsburgh and Washington, D.C. television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 9 local channel markets in West Virginia.

[Map of the state of West Virginia and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                               2001; SKYRESEARCH, FEB. 2002;
                                               ECHOSTAR AND DIRECTV, JAN. 31,
                                               2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

WEST VIRGINIA

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 9 markets in West Virginia.


[Map of the state of West Virginia and certain surrounding states with portions in color and the phrase "All 9 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                               2001; ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.


     [119 degrees.]           [110 degrees.]           [101 degrees.]
     [Picture of satellite.]  [Picture of satellite.]  [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today" written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

WEST VIRGINIA

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .7 million TV households in West Virginia.


     [119 degrees.]           [110 degrees.]           [101 degrees.]
     [Picture of satellite.]  [Picture of satellite.]  [Picture of satellite.]

[Map of the state of West Virginia and certain surrounding states with portions in color and the phrase "Local Channels, All .7 Million Households" written across it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER          SOURCE: NIELSEN MEDIA RESEARCH, SEPT.
                                               2001; ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.


[Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND: THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

WEST VIRGINIA

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.


          [Map of the state of West Virginia with portions in color.]


     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER            SOURCE: THE BUXTON COMPANY, "BROADBAND
                                                  DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

WEST VIRGINIA

o The merger will bridge the digital divide in West Virginia by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in West Virginia and the country to a digital "have."


        [Map of the state of West Virginia filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER         SOURCE: THE BUXTON COMPANY, "BROADBAND
                                               DEPLOYMENT," JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER          SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.


               [Map of the United States with portions in color.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER          SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                "ANNUAL ASSESSMENT OF THE STATUS
                                                OF COMPETITION IN THE MARKET FOR
                                                THE DELIVERY OF VIDEO
                                                PROGRAMMING," JAN. 14, 2002, PP.
                                                11, 87; ECHOSTAR AND DIRECTV,
                                                JAN. 31, 2002; "REPORT ON CABLE
                                                INDUSTRY PRICES," FEDERAL
                                                COMMUNICATIONS COMMISSION, FEB.
                                                14, 2001, P. 9, AND DEC. 15,
                                                1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of West Virginia and all Americans.

[Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER          FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                        ASSESSMENT OF THE STATUS OF COMPETITION
                                        IN THE MARKET FOR THE DELIVERY OF VIDEO
                                        PROGRAMMING," JAN. 14, 2002, PP. 11, 87;
                                        ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                             o   Local Channels, All Americans

                             o   One Nation, One Rate Card

                             o   Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS





--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------
In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.





--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                    * * * *

                           THE ECHOSTAR/HUGHES MERGER

                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                         FOR ALL CONSUMERS IN WISCONSIN



[ECHOSTAR LOGO]                                                    [HUGHES LOGO]
--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------
February 26, 2002



EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 9 MARKETS IN WISCONSIN.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.

                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

--------------------------------------------------------------------------------

....CONTINUED

Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Wisconsin, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Wisconsin to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

--------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

WISCONSIN

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Wisconsin.

o About 1.2 million of the 2 million TV households in Wisconsin subscribe to a cable service, which equates to about 60% of all Wisconsin households.

            [Map of the state of Wisconsin with portions in color.]

     LEGEND
     [Colored box.] Cable Franchise Areas


--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER               SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

WISCONSIN

o In Wisconsin, only those DBS TV households within the Milwaukee and Minneapolis-St. Paul television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Wisconsin in which DIRECTV and DISH Network began delivering local channels.

 [Map of the state of Wisconsin and certain surrounding areas with portions in color and with the phrase "477,000 DBS Subscribers" written across it.]

     LEGEND
     [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER               SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; SKYRESEARCH,
                                                    FEB. 2002; ECHOSTAR AND
                                                    DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

WISCONSIN

o As shown by this map, Wisconsin TV households outside the Milwaukee and Minneapolis-St. Paul television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 9 local channel markets in Wisconsin.

[Map of the state of Wisconsin and certain surrounding states with portions in color and the phrase "7 TV Markets Unserved" written across it.]


     LEGEND
     [Colored box.] Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER               SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; SKYRESEARCH,
                                                    FEB. 2002; ECHOSTAR AND
                                                    DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

WISCONSIN

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 9 markets in Wisconsin.

[Map of the state of Wisconsin and certain surrounding areas with portions in color and the phrase "All 9 Markets Served" written across it.]

     LEGEND
     [Colored box.] TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER               SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; ECHOSTAR,
                                                    HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

     [119 degrees]            [110 degrees]            [101 degrees]
     [Picture of satellite.]  [Picture of satellite.]  [Picture of satellite.]

[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]

--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER:  SPECTRUM EFFICIENCIES ACHIEVED
--------------------------------------------------------------------------------

WISCONSIN

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all 2 million TV households in Wisconsin.

     [119 degrees]            [110 degrees]            [101 degrees]
     [Picture of satellite.]  [Picture of satellite.]  [Picture of satellite.]

 [Map of the state of Wisconsin and certain surrounding states with portions in color and the phrase "Local Channels, All 2 Million Households" written across it.]

     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9 THE ECHOSTAR/HUGHES MERGER                SOURCE: NIELSEN MEDIA RESEARCH,
                                                    SEPT. 2001; ECHOSTAR,
                                                    HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

     [Map of the United States with the phrase "One Nation, One Rate Card"
                              written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------

WISCONSIN

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

            [Map of the state of Wisconsin with portions in color.]

     LEGEND
     [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBAND DEPLOYMENT,"
                                                    JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

WISCONSIN

o The merger will bridge the digital divide in Wisconsin by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Wisconsin and the country to a digital "have."

          [Map of the state of Wisconsin filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER              SOURCE: THE BUXTON COMPANY,
                                                    "BROADBAND DEPLOYMENT,"
                                                    JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

 [Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]

--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER              SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative


--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER              SOURCE: FCC EIGHTH ANNUAL REPORT,
                                                    "ANNUAL ASSESSMENT OF THE
                                                    STATUS OF COMPETITION IN THE
                                                    MARKET FOR THE DELIVERY OF
                                                    VIDEO PROGRAMMING," JAN. 14,
                                                    2002, PP. 11, 87; ECHOSTAR
                                                    AND DIRECTV, JAN. 31, 2002;
                                                    "REPORT ON CABLE INDUSTRY
                                                    PRICES," FEDERAL
                                                    COMMUNICATIONS COMMISSION,
                                                    FEB. 14, 2001, P. 9, AND
                                                    DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Wisconsin and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER               FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------


                      o   Local Channels, All Americans

                      o   One Nation, One Rate Card

                      o   Eliminates the "Digital Divide"



                   TRUE COMPETITION FOR 107 MILLION HOUSEHOLDS





--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.





--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

                                      ****

--------------------------------------------------------------------------------



                          THE ECHOSTAR/HUGHES MERGER


                    LOCAL CHANNELS AND COMPETITIVE BROADBAND
                          FOR ALL CONSUMERS IN WYOMING


[ECHOSTAR LOGO]                                                    [HUGHES LOGO]



--------------------------------------------------------------------------------
                                                                   FEBRUARY 2002

THE BENEFITS OF THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

February 26, 2002

EchoStar Communications Corporation, Hughes Electronics and General Motors believe that consumers will reap tremendous benefits from the merger of EchoStar and HUGHES. The companies' two services, DISH Network and DIRECTV(R), today each transmit a total of MORE THAN 500 IDENTICAL CHANNELS. Consumers will benefit from the massive increase in Direct Broadcast Satellite (DBS) satellite capacity that will result from the elimination of this DUPLICATIVE PROGRAMMING. Indeed, as a direct result of the completion of this merger, consumers across the continental United States, Alaska and Hawaii will have access to local broadcast channels with digital-quality television picture and CD-quality sound IN EVERY ONE OF THE 210 TELEVISION MARKETS NATIONWIDE AND SPECIFICALLY ALL 7 MARKETS IN WYOMING.

Subsequent to the announcement of the merger agreement on October 28, 2001, a series of pre-merger transition meetings between DISH Network and DIRECTV engineers have been held to analyze the technical feasibility of a "Local Channels, All Americans" plan by which the merged company could offer every U.S. consumer access to satellite-delivered local television signals. After an exhaustive examination of each company's spectrum and satellite assets, the engineers determined that this plan could become a reality. In a satellite application filed yesterday with the Federal Communications Commission, EchoStar and HUGHES detailed a TECHNICALLY AND COMMERCIALLY FEASIBLE PLAN to build, launch and operate spot-beam spacecraft that will serve all 210 Designated Market Areas ("DMAs") in the United States, including full compliance with must carry requirements.

New set-top boxes and satellite dishes will be deployed that will be capable of receiving satellite signals from multiple orbital positions. The new receiving equipment will be made available FREE OF CHARGE to all existing DIRECTV and DISH Network subscribers who may need it in order to receive their local channels.


                                                                    CONTINUED...
--------------------------------------------------------------------------------
2  THE ECHOSTAR/HUGHES MERGER

.... CONTINUED


Consumers across the country will pay the same price for services delivered by the merged DBS service, i.e., ONE NATION, ONE RATE CARD, regardless of a subscriber's location. Implementation of the plan will begin immediately upon regulatory approval of the merger, and the rollout can be completed as soon as 24 months thereafter.

The merged company also will establish itself as a source of meaningful satellite-based broadband competition to cable modem and DSL offerings, fulfilling the mission to provide affordable high-speed Internet access to all of America, including the most rural areas of the country. The "digital divide" in the United States is real: some 40 million households in the United States do not have access to high-speed Internet and data services, in large part due to the high cost of wiring homes for these services in less densely populated areas.

Combined, EchoStar and HUGHES will create a more robust satellite platform that will liberate these digital "have nots" by serving every household in the nation, including every household in Wyoming, and will have the subscriber base and financial means to move current Ku-band satellite broadband offerings from their status as expensive "niche" services to a more competitive price point for consumers, and then ensure that next-generation Ka-band satellite broadband service becomes a reality for consumers everywhere in the United States.

The combined EchoStar-HUGHES will achieve a new level of vigorous competition to incumbent cable operators, and will not have anticompetitive effects in any market. As this booklet illustrates, the benefits from this merger will allow all consumers in Wyoming to receive their full complement of local channels and national entertainment networks, as well as provide a new source of meaningful satellite-based broadband competition.

                                      # # #

 -------------------------------------------------------------------------------
3  THE ECHOSTAR/HUGHES MERGER

CABLE FRANCHISE AREAS
--------------------------------------------------------------------------------

WYOMING

o Despite the rapid growth of DBS since 1994, cable television clearly remains the dominant provider of multi-channel pay TV services across Wyoming.

o About .1 million of the .2 million TV households in Wyoming subscribe to a cable service, which equates to about 66% of all Wyoming households.

             [Map of the state of Wyoming with portions in color.]

    LEGEND
    [Colored box.] Cable Franchise Areas

--------------------------------------------------------------------------------
4  THE ECHOSTAR/HUGHES MERGER                     SOURCE: SKYRESEARCH, FEB. 2002

HOUSEHOLDS WITH ACCESS TO DBS WITH LOCAL CHANNELS
--------------------------------------------------------------------------------

WYOMING

o In Wyoming, only those DBS TV households within the Denver and Salt Lake City television markets have a fully competitive multi-channel alternative to cable -- WITH local channels.

o Competitive alternatives to cable did not seriously take form until the launch of DIRECTV(R) in 1994, later joined by DISH Network in 1996.

o DBS offered more channels and superior picture and sound quality compared to cable, with one notable exception: consumers were not able to receive their local channels via satellite.

o In 1999, Congress changed the law, allowing satellite carriers to offer local channels. Only at this point did DBS become a viable competitive alternative to cable, at least in the two markets in Wyoming in which DIRECTV and DISH Network began delivering local channels.

  [Map of the state of Wyoming and certain surrounding states with portions in color and with the phrase "65,000 DBS Subscribers" written across it.]

    LEGEND
    [Colored box.] Households With Access to DBS With Local Channels

--------------------------------------------------------------------------------
5  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA
                                             RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

HOUSEHOLDS WITH NO COMPETITIVE ALTERNATIVE TODAY
--------------------------------------------------------------------------------

WYOMING

o As shown by this map, Wyoming TV households outside the Denver and Salt Lake City television markets do not have a true competitive alternative to cable.

o Customers who live in markets in which DBS does not provide local channels are forced to either pay additional subscription fees for a basic cable service to receive their local channels, or install an off-air roof-top antenna -- and hope for good reception.

o Neither DIRECTV nor DISH Network have sufficient spectrum, alone, to provide all local channels as well as the national pay cable networks to viewers in every one of the 7 local channel markets in Wyoming.

   [Map of the state of Wyoming and certain surrounding states with portions in color and the phrase "5 TV Markets Unserved" written across it.]

     LEGEND
     [Colored box.]  Households With No Competitive Alternative Today

--------------------------------------------------------------------------------
6  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA
                                             RESEARCH, SEPT. 2001;
                                             SKYRESEARCH, FEB. 2002;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

TV HOUSEHOLDS WITH COMPETITIVE ALTERNATIVE AFTER MERGER
--------------------------------------------------------------------------------

WYOMING

o DIRECTV and DISH Network engineering teams have developed a system that is TECHNOLOGICALLY FEASIBLE and ECONOMICALLY VIABLE for the merged company to deliver full local broadcast service, in all 210 U.S. television markets, including full compliance with federal must carry provisions.

o The merger of DIRECTV and DISH Network will enable a fully competitive cable alternative -- DBS service with local channels -- in EVERY television market across the country, including all 7 markets in Wyoming.

  [Map of the state of Wyoming and certain surrounding states with portions in color and the phrase "All 7 Markets Served" written across it.]

     LEGEND
     [Colored box.]  TV Households With Competitive Alternative After Merger

--------------------------------------------------------------------------------
7  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

WITHOUT MERGER:  INEFFICIENT SPECTRUM USE
--------------------------------------------------------------------------------

o The merger will end the inefficient use of spectrum by eliminating the need for each company to transmit more than 500 channels of duplicative programming.

o The merger will combine each company's spectrum and advanced satellite assets, making the plan technically achievable.

o The merger will combine the companies' subscriber bases, making service to smaller markets commercially feasible.

[119 degrees.]             [110 degrees.]              [101 degrees.]
[Picture of satellite.]    [Picture of satellite.]     [Picture of satellite.]


[Map of the United States with the phrase "Over 500 Duplicative Channels Today"
                              written across it.]


--------------------------------------------------------------------------------
8  THE ECHOSTAR/HUGHES MERGER                SOURCE: ECHOSTAR, HUGHES, FEB. 2002

WITH MERGER: SPECTRUM EFFICIENCIES ACHIEVED

WYOMING

o Implementation could begin immediately following merger approval, and the rollout can be completed as soon as 24 months later, allowing delivery of local channels to all .2 million TV households in Wyoming.

[119 degrees.]              [110 degrees.]               [101 degrees.]
[Picture of satellite.]     [Picture of satellite.]      [Picture of satellite.]

  [Map of the state of Wyoming and certain surrounding states with portions in color and the phrase "Local Channels, All .2 Million Households" written across it.]


     LEGEND
     [Colored box.] DBS Households Served by Local Channels After Merger

--------------------------------------------------------------------------------
9  THE ECHOSTAR/HUGHES MERGER        SOURCE: NIELSEN MEDIA RESEARCH, SEPT. 2001;
                                             ECHOSTAR, HUGHES, FEB. 2002

NATIONAL PRICING
--------------------------------------------------------------------------------

o Consumers across the country will pay the same price for their DBS subscription services, regardless of where they reside. We are one nation, and we will offer one rate card.

o For example: a resident of Milwaukee will pay the same fee for his or her local channel package as a customer in Cedarville, Ohio; a resident of Burlington, Vermont, will pay the same price for HBO as a customer in Salt Lake City; and a resident of Mountlake Terrace, Washington, will pay the same price for a basic 125-channel programming package as a customer in New York City.

 [Map of the United States with the phrase "One Nation, One Rate Card" written across it.]

--------------------------------------------------------------------------------
10  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

BROADBAND:  THE DIGITAL "HAVE NOTS"
--------------------------------------------------------------------------------
WYOMING

o Another benefit of the EchoStar and HUGHES merger comes in the form of competitively priced high-speed Internet access, and the end of the so-called "digital divide" that exists in the "wired" world today.

o This map clearly shows the areas where households do not have access to DSL or cable modem service -- the digital "have nots".

o The primary reason for this is simply the expense of rolling out "wired" technologies, such as DSL and cable modem service, to millions of homes, particularly to those beyond the boundaries of urban and suburban markets.

o Both EchoStar and HUGHES believe many of the "have nots" would be interested in fairly-priced, bundled video and high-speed data services.

             [Map of the state of Wyoming with portions in color.]

    LEGEND
    [Colored box.] Households Without Broadband Access

--------------------------------------------------------------------------------
11  THE ECHOSTAR/HUGHES MERGER         SOURCE: THE BUXTON COMPANY,
                                               "BROADBAND DEPLOYMENT," JAN. 2002

MERGER BRIDGES THE BROADBAND "DIGITAL DIVIDE"
--------------------------------------------------------------------------------

WYOMING

o The merger will bridge the digital divide in Wyoming by providing consumers in every community with a competitively priced high-speed "broadband solution" available to them regardless of their location.

o The efficiencies gained from the merged company's combined customer base will enable a high-speed Internet service to be offered that is not only price-competitive with existing providers in urban settings, but also a tremendous benefit for rural customers for whom DSL and cable modem service are unlikely to be available for years to come, if ever.

o The merger will provide the technical and economic infrastructure to convert every household in Wyoming and the country to a digital "have."

           [Map of the state of Wyoming filled entirely with color.]

--------------------------------------------------------------------------------
12  THE ECHOSTAR/HUGHES MERGER                   SOURCE: THE BUXTON COMPANY,
                                                         "BROADBAND DEPLOYMENT,"
                                                         JAN. 2002

ONE NATION, ONE DISH
--------------------------------------------------------------------------------

o Bringing all local channels and broadband service to all consumers' homes is not a simple endeavor. However, the DIRECTV and DISH Network engineering teams have designed a system that enables the receipt of local channels, other entertainment services AND high-speed Internet access using one consumer-friendly mini-dish.

o An 18 x 22-inch dish will enable the receipt of signals from the merged company's three orbital slots.

o New equipment will process signals from existing spacecraft as well as advanced satellites the merged company will launch to deliver the remaining local broadcast channels and high-speed Internet services to consumers in all states.

o Equipment will be provided to existing DBS customers AT NO CHARGE -- including free service call and installation -- to receive their new local channels.

[Photo of a man on a ladder installing a DirecTV satellite dish on the side of a house.]


--------------------------------------------------------------------------------
13  THE ECHOSTAR/HUGHES MERGER               SOURCE: ECHOSTAR, HUGHES, FEB. 2002

CABLE INDUSTRY REMAINS DOMINANT MULTI-CHANNEL VIDEO PROVIDER
--------------------------------------------------------------------------------

o Eight years after the introduction of DBS services, 78% of multi-channel video subscribers still receive their programming from a franchised cable operator.

o Cable operators' market dominance has been strengthened by their upgrades to digital video and cable modem services.

o The cable industry's market dominance is further evidenced by its continual price increases to consumers: 37% on average since 1996.

o The spectrum constraints which exist today will forever keep a separate DIRECTV and DISH Network at a competitive disadvantage to cable for those consumers who live in markets where local channels are not offered by DBS.

               [Map of the United States with portions in color.]

     LEGEND
     [Colored box.] Households With No Competitive Alternative

--------------------------------------------------------------------------------
14  THE ECHOSTAR/HUGHES MERGER       SOURCE: FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87; ECHOSTAR
                                             AND DIRECTV, JAN. 31, 2002; "REPORT
                                             ON CABLE INDUSTRY PRICES," FEDERAL
                                             COMMUNICATIONS COMMISSION, FEB. 14,
                                             2001, P. 9, AND DEC. 15, 1997, P. 7

LOCAL CHANNELS AND BROADBAND FOR ALL AMERICANS
--------------------------------------------------------------------------------

o The merger of spectrum at the three orbital slots eliminates these disadvantages through the addition of an enhanced satellite infrastructure that will enable delivery of local channels in EVERY one of the 210 television markets across the country.

o The merger of EchoStar and HUGHES ensures that prices for video AND data services will be the same throughout the country, whether the market is rural or urban/suburban: "one nation, one rate card."

o The merged company will bridge the "digital divide" by moving satellite high-speed Internet access from its current high-priced niche to being price-competitive with existing providers -- a tremendous benefit for rural customers where DSL and cable modem service are unlikely to be available for years to come.

o The EchoStar and HUGHES merger merits broad scale support for the clear and definitive benefits it will bring the residents of Wyoming and all Americans.

   [Map of the United States with the phrase "107 Million Households" written across it.]

--------------------------------------------------------------------------------
15  THE ECHOSTAR/HUGHES MERGER               FCC EIGHTH ANNUAL REPORT, "ANNUAL
                                             ASSESSMENT OF THE STATUS OF
                                             COMPETITION IN THE MARKET FOR THE
                                             DELIVERY OF VIDEO PROGRAMMING,"
                                             JAN. 14, 2002, PP. 11, 87;
                                             ECHOSTAR AND DIRECTV, JAN. 31, 2002

THE ECHOSTAR/HUGHES MERGER
--------------------------------------------------------------------------------

                       o   Local Channels, All Americans

                       o   One Nation, One Rate Card

                       o   Eliminates the "Digital Divide"

                   TRUE COMPETITON FOR 107 MILLION HOUSEHOLDS

--------------------------------------------------------------------------------
16  THE ECHOSTAR/HUGHES MERGER

SEC LEGEND
--------------------------------------------------------------------------------

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and EchoStar Communications Corporation ("EchoStar") intend to file relevant materials with the Securities and Exchange Commission, including one or more Registration Statement(s) on Form S-4 that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes to differ materially, many of which are beyond the control of EchoStar, Hughes or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all;
(3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

--------------------------------------------------------------------------------
17  THE ECHOSTAR/HUGHES MERGER

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